UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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STERLING BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERLING BANCORP
650 FIFTH AVENUE, NEW YORK, N.Y. 10019-6108

LOUIS J. CAPPELLI
CHAIRMAN &
CHIEF EXECUTIVE OFFICER

April 4, 2011

Dear Shareholder:

Sterling Bancorp’s Annual Meeting of Shareholders will be held on Thursday, May 5, 2011, at 10:00 A.M. Eastern Time, at The University Club, One West 54th Street, New York, New York 10019, for the election of directors, ratification of the appointment of an independent registered public accounting firm, advisory approval of the compensation of named executive officers, reapproval of the Key Executive Incentive Bonus Plan, approval of an amendment to Sterling Bancorp’s Certificate of Incorporation to increase the number of authorized common shares, and transaction of any other business as may come before the meeting. You are invited to attend this Annual Meeting.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter. You may vote your shares by using a toll-free telephone number or on the Internet (see the instructions on the accompanying proxy card), or you may sign, date and mail the proxy card in the postage paid envelope provided.

Thank you for your continued interest and support.

Sincerely,

/s/ Louis J. Cappelli

STERLING BANCORP
650 Fifth Avenue, New York, N.Y. 10019-6108

NOTICE OF ANNUAL MEETING
MAY 5, 2011

     The Annual Meeting of Shareholders of Sterling Bancorp will be held on Thursday, May 5, 2011, at 10:00 A.M. Eastern Time, at The University Club, One West 54th Street, New York, New York 10019, to consider and act upon the following matters:

1. Election of ten (10) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

2. Ratification of the appointment by the Audit Committee of the Board of Directors of Crowe Horwath LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

3. Advisory approval of the compensation of the Company’s named executive officers.

     4. Reapproval of the Sterling Bancorp Key Executive Incentive Bonus Plan, which was originally approved by the Company’s shareholders in 2001 and reapproved in 2006, the material terms of which are described in the accompanying Proxy Statement.

5. Approval of an amendment of the Certificate of Incorporation of Sterling Bancorp to increase the number of authorized common shares of Sterling Bancorp from 50,000,000 to 100,000,000 shares.

6. Such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on March 18, 2011 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting.

IMPORTANT

We urge you to sign, date, and send in the enclosed proxy at your earliest convenience, or to vote via the toll-free telephone number or via the Internet as instructed on the proxy card, whether or not you expect to be present at the meeting. Sending in your proxy or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

DEBRA A. ASHTON
Corporate Secretary

April 4, 2011

STERLING BANCORP
650 Fifth Avenue
New York, N.Y. 10019-6108

PROXY STATEMENT

April 4, 2011

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp (the “Company”) with respect to the Annual Meeting of Shareholders of the Company to be held on May 5, 2011. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the Corporate Secretary of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under “Election of Directors,” for ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for fiscal year 2011, for advisory approval of the compensation of the Company’s executive officers, for reapproval of the Sterling Bancorp Key Executive Incentive Bonus Plan, and for approval of an amendment of the Company’s Certificate of Incorporation to increase the number of authorized common shares from 50,000,000 to 100,000,000, in each case unless the shareholder directs otherwise, and will be voted on any other matters in accordance with the Board of Directors’ recommendations. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 4, 2011.

     The record date for the meeting is March 18, 2011. The outstanding shares of the Company at the close of business on March 18, 2011 entitled to vote at the Annual Meeting consisted of 30,865,763 Common Shares, $1 par value (the “Common Shares”).

     The Common Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 18, 2011 are entitled to vote at the Annual Meeting.

     The Company’s proxy statement and the Company’s 2010 Annual Report to Shareholders are available over the Internet at www.sterlingbancorp.com/proxy.

1 — ELECTION OF DIRECTORS

     Ten directors, constituting the entire Board of Directors of the Company (the “Board”), are to be elected at the Annual Meeting of Shareholders to be held on May 5, 2011, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld by the shareholder, a properly executed and returned proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, and were elected at the 2010 Annual Meeting of Shareholders. There is no family relationship between any of the nominees or executive officers. None of the directors has served on the board of directors of any other public company in the last five years. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.

     Based on the qualifications of the nominees described below, the Board of Directors has concluded that each nominee has the appropriate qualifications to serve as a director.

     Assuming the presence of a quorum, directors are elected by a plurality of the votes cast. Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Such broker non-votes are not considered votes cast and therefore will have no effect on the election of directors. Abstentions may not be specified as to the election of directors.

     As described below, each nominee brings to the Board valuable individual skills and experiences, and together they provide Sterling Bancorp with the vigorous and knowledgeable oversight necessary to guide our company. Set forth below is information regarding the nominees:

Name, Principal Occupation for Last Five Years,
Business Experience, Directorship of the Company
and of Sterling National Bank (the “Bank”),
a Subsidiary of the Company, and Other Information

Robert Abrams

Mr. Abrams has been a Member of the law firm of Stroock & Stroock & Lavan LLP since 1994. Stroock & Stroock & Lavan LLP represents multinational corporations, private companies, individuals and emerging business enterprises. Mr. Abrams served as Attorney General of the State of New York (1979-1993) and also as Bronx Borough President (1970-1978). Mr. Abrams, age 72, has been a director of the Company since 1999; he is also a member of the Company’s Corporate Governance and Nominating Committee.

Mr. Abrams has substantial government and legal experience, having served in elected positions for over 28 years, including three terms in the New York State Assembly, three terms as Borough President of the Bronx and four terms as Attorney General of the State of New York. In private practice at a major law firm for many years, he has extensive experience in government regulatory, litigation and commercial matters. Mr. Abrams is active in New York City and State matters, including as a member of the New York City Charter Review Commission.

Joseph M. Adamko

Mr. Adamko is the former Executive Vice President and Managing Director of Manufacturers Hanover Trust Co., now J.P. Morgan Chase Bank, N.A. (1983-1992). Mr. Adamko, age 78, has been a director of the Company since 1992; he is also a member of the Company’s Audit Committee and Executive Committee.

Mr. Adamko has over 30 years of bank management experience, including loan and credit portfolio management, financial reporting, mergers and acquisitions, risk management, and budget and planning responsibilities. His banking experience was in the New York metropolitan region, where Sterling National Bank operates, and in similar industries, including textiles, apparel and retail. Mr. Adamko previously served as a director of a public company, Tommy Hilfiger Corporation, from 1993 to 2002.

Louis J. Cappelli

Mr. Cappelli joined the Company in 1949 and was elected Chairman of the Board of Directors and Chief Executive Officer of the Company in 1992. He was also elected Chairman of the Board of Directors of the Bank in 1992. Mr. Cappelli, age 80, has been a director of the Company since 1971; he is a member of the Company’s Executive Committee and the Retirement Committee. Mr. Cappelli also serves as Officer and Director of Sterling Banking Corporation, Chairman of the Board and Director of Sterling Factors Corporation, Sterling National Mortgage Company, Inc., Sterling Real Estate Holding Company Inc., Sterling Resource Funding Corp., Sterling Trade Services, Inc. and Director of Sterling National Asia Limited.

Mr. Cappelli has served as Chairman and Chief Executive Officer of the Company for approximately 19 years, successfully leading the Company through many business cycles. His long experience with the Company and the Bank at all levels provides a valuable perspective on all aspects of the Company’s business. He serves in a critical leadership role including credit decisions, strategic planning, risk management, investment strategies and customer relations.

Fernando Ferrer

Mr. Ferrer has been Co-Chairman of Mercury Public Affairs, LLC, a part of Omnicom Group Inc., which specializes in high-value public affairs related to business, government, politics and media since 2006. He is also Co-Chairman, IGR Group, a leading national, bi-partisan government relations firm, owned by Mercury Public Affairs, LLC. Mr. Ferrer is the former President of the Drum Major Institute for Public Policy, a non-partisan, non-profit think tank (2002-2004). He served as Bronx Borough President (1987-2001). Mr. Ferrer, age 60, has been a director of the Company since 2002; he is also a member of the Company’s Compensation Committee and Corporate Governance and Nominating Committee.

Mr. Ferrer has over 25 years of leadership experience in New York City government, including 14 years as Bronx Borough President, five years as a member of the New York City Council and as a candidate for Mayor of New York City. Mr. Ferrer has extensive experience with New York City businesses, including real estate and housing, small business development, and community relations.

Allan F. Hershfield

Dr. Hershfield has been President of Resources for the 21st Century, a higher education consulting firm, since 1998. He is the former President of the Fashion Institute of Technology, a member college of the State University of New York, recognized for design, fashion, art, communications and business (1992-1997). Dr. Hershfield is a member of the Board of Directors of Amherst Cinema, a not-for-profit corporation that offers a number of educational and public service programs. He was the Dean of Metropolitan College, Boston University (1989-1992). Dr. Hershfield, age 79, has been a director of the Company since 1994; he is also Chairman of the Company’s Compensation Committee and a member of the Executive Committee and the Retirement Committee.

Dr. Hershfield has 28 years of increasingly responsible experience as an academic administrator and faculty member at major universities and colleges. He has also served as an educational consultant focusing on management, technology, public relations and marketing. He has broad experience in strategic and financial planning, as well as in management of human resources and training.

Henry J. Humphreys

Mr. Humphreys is Counselor-Permanent Observer, Mission of the Sovereign Military Order of Malta to the United Nations, an historic mission to help the sick and poor and the most disadvantaged in society, with programs that include medical and social assistance, disaster relief, emergency services, help for the elderly, the handicapped and children since 1998; he was Chancellor and Chief Operating Officer of the American Association of the Sovereign Military Order of Malta (1991-2000). He was a Senior Bank Officer at Bankers Trust Company (1953-1991). Mr. Humphreys, age 82, has been a director of the Company since 1994; he is also Chairman of the Company’s Audit Committee, and a member of the Compensation Committee and Executive Committee.

Mr. Humphreys has 38 years of experience as a bank officer at Bankers Trust Company, where he had credit review and financial analysis responsibility. He has been active in senior leadership and board positions throughout his career in numerous philanthropic organizations. Mr. Humphreys’ experience on boards of directors and trustees has included service as treasurer, and on finance and executive committees.

Robert W. Lazar

Mr. Lazar is Senior Advisor, Teal, Becker & Chiaramonte, CPAs, PC, an affiliate of CPAmerica International, one of the largest networks of independent certified public accounting firms in the United States, and Chair, University of Albany School of Business Advisory Board, since 2010. He is a member of the Audit Committee Institute and attended the Annual Corporate Boardroom Summit, the 2010 NACD Audit Committee Webcast and the 2010 Audit Committee Roundtable Series. He was Senior Advisor to the Independent Bankers Association of New York State which represents the interest of independent community banks located throughout New York State (2006-2010). He was President and CEO of the New York Business Development Corporation that provides lending for small businesses (1987-2005). He was President and CEO of Empire State Certified Development Corporation, a Small Business Administration lender that provides financing for owner-occupied commercial real estate transactions (1987-2005). He was President and CEO of Statewide Zone Capital Corporation, which promotes the development and expansion of new business (1999-2005). Mr. Lazar, age 67, has been a director of the Company since 2005; he is also a member of the Company’s Audit Committee.

Mr. Lazar, a Certified Public Accountant, has a broad audit and financial reporting background. From his 34 years with the New York Business Development Corporation, including 18 years as President and CEO, Mr. Lazar has deep familiarity with business development, including expertise in small business financing.

Carolyn Joy Lee

Ms. Lee has been a Partner in the New York law office of Jones Day since 2007. She was an Associate, then Partner, at the law firm of Roberts & Holland, LLP (1980-2007). Ms. Lee has served as Chair of the Tax Section of the New York State Bar Association and as Chair of the State and Local Tax Committee of the Association of the Bar of the City of New York, and has served as a member of various New York State and New York City tax-related advisory panels. Ms. Lee, age 53, has been a director of the Company since 2009.

Ms. Lee, a tax law specialist, has a comprehensive understanding of business planning and strategy. She has held leadership positions in New York City and State tax and legal organizations.

John C. Millman

Mr. Millman joined Sterling National Bank in 1976 as Senior Vice President and Commercial Loan Officer. He was named Executive Vice President in 1981 and President and Chief Executive Officer of the Bank in 1987. In 1993, Mr. Millman was elected President of the Company. Mr. Millman, age 68, has been a director of the Company since 1988; he is a member of the Company’s Executive Committee and Retirement Committee. Mr. Millman also serves as President and Director of Sterling Banking Corporation and Sterling Real Estate Holding Company Inc., Vice Chairman and Director of Sterling Factors Corporation and Sterling Trade Services, Inc., and Director of Sterling National Mortgage Company, Inc., Sterling National Asia Limited and Sterling Resource Funding Corp.

Mr. Millman has held leadership positions since joining Sterling National Bank over 34 years ago, serving as President of the Bank for 24 years and of the Company for 18 years. Responsible for supervising all functions of the Bank including operations, lending and credit administration, he has unique knowledge and understanding of all aspects of the Company’s business.

Eugene T. Rossides

Mr. Rossides was a Senior Partner, Rogers & Wells LLP (now Clifford Chance US LLP) (1973-1993). He is a former Assistant Secretary of the United States Treasury Department (1969-1973). Mr. Rossides has been a director of the Company since 1989. Mr. Rossides, age 83, is Chairman of the Corporate Governance and Nominating Committee; he is also a member of the Audit Committee and the Executive Committee.

Mr. Rossides is an expert in international law and trade. Beginning with high level government service with the U.S. Treasury Department, his long career of government service and private practice of law provides a depth of knowledge of government relations, security, regulatory matters and governance.

     Each nominee is currently a director of the Bank.

     Walter Feldesman, Esq., who served the Company as a director from 1975 to 2008, was elected by the Board of Directors to serve as Honorary Director at the pleasure of the Board of Directors at the 2008 Annual Meeting of Shareholders.

     Reference is made to “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners” beginning on page 29 for information as to the nominees’ holdings of the Company’s equity securities.

     In addition, the biographical information of the non-director named executive officers is as follows:

Name, Principal Occupation for Last Five Years,
Business Experience, Position in the Company
and the Bank, and Other Information

John W. Tietjen

Mr. Tietjen, a Certified Public Accountant, joined the Company in 1988 as Vice President of Finance. He previously served as Senior Vice President and Comptroller of a New York area bank. Mr. Tietjen was promoted to Executive Vice President and Chief Financial Officer of the Company and Executive Vice President of Sterling National Bank in 1997, following promotions to Chief Financial Officer of the Company in 1989 and to Senior Vice President of the Company and Sterling National Bank in 1992. He also served as Treasurer of the Company from 1992 to 2005. Mr. Tietjen also serves as a Director, Executive Vice President and Treasurer of Sterling Factors Corporation, Treasurer and Director of Sterling Real Estate Holding Company, Inc., as well as a Director of Sterling Banking Corporation and Sterling Trade Services.

Howard M. Applebaum

Mr. Applebaum joined Sterling National Bank in 1992 as Vice President and Corporate Banking Team Leader. Previously, he worked for twelve years as a corporate banking officer and team leader at two New York based banking institutions. He was promoted to Senior Vice President and officer in charge of corporate banking in 1998. In 2001, Mr. Applebaum was promoted to Executive Vice President and Chief Lending Officer for Sterling National Bank, overseeing commercial lending activities for the bank as the Senior Credit Risk Officer. Mr. Applebaum is also Executive Vice President and Director of Sterling Resource Funding Corp. and a Director of Sterling Factors Corporation, Sterling National Mortgage Company, Inc. and Sterling Real Estate Holding Company, Inc. Mr. Applebaum serves as a trustee of the Board of Trustees, and on the finance committee, of the Alzheimer’s Foundation of America.

Eliot S. Robinson

Mr. Robinson originally joined Sterling National Bank in 1993 as Vice President and Loan Review Officer. He was named Senior Vice President in 1994 with responsibilities for Credit Administration and Information Technology. In 1997, Mr. Robinson joined a banking software vendor. In 1998, he rejoined Sterling National Bank as Executive Vice President for Information Technology and Bank Operations. Mr. Robinson also serves as a Director of Sterling National Asia Limited.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

     The Company’s Compensation Committee (the “Committee”) establishes and implements the Company’s compensation program for the named executive officers. The Committee also monitors how the Company follows that program, and how the program fits the Company’s compensation philosophy. Throughout this proxy statement, the executive officers included in the Summary Compensation Table on page 15 are referred to as the “named executive officers.”

Compensation Philosophy

     The Company believes that appropriate compensation should align the executive’s interests with those of shareholders and should not encourage management to take unreasonable or unnecessary risks, and that the period during which incentive compensation is earned should be aligned with the length of time estimated to be needed in order to see whether or not the taking of risk has produced the intended beneficial result. The Company further believes that the incentive compensation should be reduced or eliminated if expected results are not achieved and will claw back any such payments as required by applicable law, rule and regulation. The Committee evaluates compensation to ensure that the Company maintains its ability to attract and retain highly qualified and effective employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives at certain other financial institutions (as described below in the section entitled “Benchmarking” beginning on page 8).

     The Committee believes that the most important factors in measuring the performance of its executive officers are asset quality, capital adequacy, earnings, liquidity and management. In arriving at compensation recommendations, numerous factors are taken into consideration and evaluated based on each officer’s level of responsibility with the Company. While current year performance against the immediately preceding year is among the factors considered, the consistency of performance over many years is also considered by the Committee.

The Compensation Setting Process

     The Committee makes all decisions regarding salary, non-equity incentive awards and equity awards for the Chief Executive Officer and the President. The Committee considers historical compensation levels, competitive pay practices at peer group companies, and the relative compensation levels among the Company’s named executive officers. The Committee may also consider industry conditions, corporate performance versus the peer group companies, and the overall mix of compensation elements.

With regard to other executive officers, including other named executive officers, the Committee annually receives from the Chairman and Chief Executive Officer recommendations for salary, non-equity incentive awards, when applicable, and equity awards for the named executive officers and other executive officers. The Chief Executive Officer and the President play a significant role in the compensation process for other named executive officers. The most significant aspects of the role of the Chief Executive Officer and the President in the compensation setting process are evaluating employee performance of the named executive officers, other than that of the Chief Executive Officer and the President, and recommending salary levels, non-equity incentive awards and equity awards. These recommendations are reviewed and after discussion are ratified by the Committee.

     Compensation decisions are generally made in the first quarter of the fiscal year, although the compensation planning process neither begins nor ends with any particular Committee meeting.

     Company management works with the Committee chair in establishing the agenda for Committee meetings. At the request of the Committee, management also prepares meeting information for each Committee meeting. The Committee also receives information and advice from the Company’s independent compensation consultant described below under “Committee Advisors.” The Chief Executive Officer, the Chief Financial Officer and other members of the Company’s management team also participate in Committee meetings at the Committee’s request.

Regulation of Compensation Paid by Financial Institution

     On December 23, 2008, the Company issued preferred shares and a warrant to purchase its common shares to the United States Treasury (“Treasury”) as a participant in the Capital Purchase Program (“CPP”) under the Treasury’s Troubled Asset Relief Program (“TARP”). TARP CPP participants are required to agree to significant restrictions on executive compensation as a condition of the TARP CPP during the period in which the Treasury holds an equity position in the Company (the “CPP Covered Period”).

     On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. ARRA created additional compensation-related limitations and required the Secretary of the United States Treasury to establish additional standards for executive compensation that will apply to the Company, given its participation in the TARP CPP during the CPP Covered Period. The ARRA standards will apply to the named executive officers of the Company and certain of these ARRA standards also apply to up to the next 20 of the Company’s most highly compensated employees. Under ARRA, the compensation restrictions include the following:

•

No Severance or Change in Control Payments. The ARRA standards prohibit severance payments resulting from termination of employment for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued. The ARRA standards also prohibit the payment of any tax gross-ups.

•

Recovery of Incentive Compensation if Based on Certain Material Inaccuracies. The ARRA standards contain a “clawback provision” in relation to any bonus or retention award and other incentive compensation paid to any of the Company’s named executive officers and other ARRA-covered employees that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

•

No Compensation Arrangements That Encourage Earnings Manipulation. The ARRA standards prohibit the Company from entering into compensation arrangements that encourage manipulation of the reported earnings of the Company to enhance the compensation of any of the Company’s employees.

•

Limits on Incentive Compensation. The ARRA standards prohibit the payment or accrual of any bonus, retention award or incentive compensation to the Company’s named executive officers and other ARRA-covered employees other than awards of long-term restricted stock that (i) do not become fully transferable until the end of the CPP Coverage Period, (ii) have a value not greater than one-third of the total annual compensation of the employee, (iii) are subject to transfer restrictions based on the level of repayment of financial assistance received, and (iv) must be forfeited if the employee does not continue performing substantial services for at least two years from the date of grant, other than due to the employee’s death, disability or a change in control before the second anniversary of the date of grant. The prohibition on bonus, incentive compensation and retention awards does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

•

Limit on Federal Income Tax Deductions. During the CPP Covered Period, the Company is prohibited from taking a federal income tax deduction for compensation paid to named executive officers in excess of $500,000 per year.

     On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Dodd-Frank Act has already resulted, and will continue to result, in sweeping changes in the regulation of financial institutions aimed at strengthening the sound operation of the financial services sector. The Dodd-Frank Act’s provisions that have received the most public attention generally have been those applying to or more likely to affect larger institutions. However, it contains numerous other provisions that will affect all banks and bank holding companies, including the implementation of corporate governance revisions with regard to executive compensation and proxy access by shareholders.

     In June 2010, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”) issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The incentive compensation guidelines, which cover all employees who have the ability to materially affect the risk profile of an organization, either individually or as part of a group, are based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.

     The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the Company, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

     In February 2011, the FDIC issued a notice of proposed rulemaking for a joint rule to implement the Dodd-Frank Act requirement that the federal financial regulators prohibit, at any financial institution with consolidated assets of at least $1 billion, incentive pay that they determine encourages inappropriate risks. The OCC, the Federal Reserve, the Federal Office of Thrift Supervision, the National Credit Union Administration, the Securities and Exchange Commission (the “SEC”) and the Federal Housing Finance Agency are all expected to propose the same rule. The proposed joint rule has four main components: (i) prohibiting incentive arrangements that encourage inappropriate risks by providing excessive compensation; (ii) prohibiting incentive arrangements that encourage inappropriate risks that could lead to a material financial loss; (iii) requiring policies and procedures commensurate with the institution’s size, complexity and use of incentive arrangements; and (iv) requiring annual reports on incentive structures to the appropriate agency. Once all of the agencies listed above have completed their review and approval process of the proposed joint rule and the proposed rule is published in the Federal Register, there will be a 45-day comment period. The final joint rule will become effective six months after the final rule is published in the Federal Register.

     In addition, the Dodd-Frank Act directs the SEC to issue rules requiring:

•	national securities exchanges to prohibit the listing of any equity security of an issuer if its board of directors does not have an independent compensation committee;

•

national securities exchanges to mandate that compensation committees of listed companies have the authority and funding to retain compensation consultants and other advisors, with the compensation committee required to take independence into account in retaining any such advisors;

•

expanded compensation disclosure in proxy statements, including information on the relationship between executive compensation and stock price, and the ratio of the median compensation of all employees to the compensation of the Chief Executive Officer; and

•

national securities exchanges to require issuers to develop, implement and disclose a clawback policy allowing the issuer, in the event of an accounting restatement due to material non-compliance with financial reporting requirements, to recover from any current or former executive any excess incentive-based compensation paid based on the erroneous data during the three-year period preceding the restatement.

     The SEC has not yet proposed rules responsive to such requirements of the Dodd-Frank Act.

     The scope and content of the U.S. banking regulators’ and the SEC’s rules on executive compensation are continuing to develop and are likely to continue evolving in the near future, and therefore the Company cannot predict what those rules will ultimately provide. The Company is keeping abreast of these developments and will revise its compensation policies and programs to respond to new requirements as they develop.

Result of Advisory Vote Regarding the Compensation of the Executive Officers at the 2010 Annual Meeting

     At the Company’s 2010 annual meeting, approximately 85% of the Company’s shareholders voted for the advisory approval of the compensation of the named executive officers. The Compensation Committee considered the results of such vote as confirmation that the Company’s approach to executive compensation was satisfactory to shareholders.

Committee Advisors

     The Committee has the authority to hire and terminate any independent compensation consultants or advisors and approve their compensation. These consultants and advisors are engaged on behalf of the Committee and paid by the Company.

     For 2008, 2009 and 2010, the Committee engaged Total Compensation Solutions, LLC (“TCS”) to design and review the Company’s peer group of companies, which is based on asset size, geography, and similarity of business model. The Company has also engaged TCS for 2011. TCS is a consulting firm with expertise in executive compensation and benefits specializing in, among other areas, financial institutions including banks and thrifts. TCS will not do any compensation work for the Company except as authorized by the Committee. The Committee directed the Chief Financial Officer to coordinate with TCS and to provide any requested information to enable TCS to report to the Committee with the requested peer group compensation data. TCS provided a research report to the Committee regarding compensation at those companies.

Benchmarking

     The Committee does not set named executive officer compensation levels by reference to specific benchmarks for comparable positions at its identified peer group of companies; rather, the Committee uses information provided by TCS about the compensation programs relating to the top two highest paid positions of other financial institutions in or near a major metropolitan area in the Northeastern states with total assets between approximately one-half and three times the Company’s total assets (i.e., $1.0 and $6.0 billion) and/or having a similar business model to the Company’s as an information “market check” of compensation levels. Overall, the Committee’s focus in reviewing information about other financial institutions is to determine if compensation decisions that the Committee has made, in its discretion and in accordance with the Company’s overall compensation policies and practices, are consistent with the market. In light of the fact that the Committee does not establish compensation levels based on specific average or individual levels at other financial institutions, the actual compensation levels set by the Committee, in its discretion, may exceed or be lower than compensation levels at the other companies that the Committee considers.

     The component companies that constituted the peer group for 2010 are as follows:

Brookline Bancorp – Brookline, MA
Center Bancorp – Morriston, NJ
Flushing Financial Corp. – Lake Success, NY
Hudson Valley Holding Corp. – Yonkers, NY
Intervest Bancshares Corp. – New York, NY
Investors Bancorp – Short Hills, NJ
Kearny Financial Corp. – Fairfield, NJ
Lakeland Bancorp, Inc. – Oak Ridge, NJ
Oceanfirst Financial Corp – Toms River, NJ
Provident Financial Services – Jersey City, NJ
Provident NY Bancorp – Montebello, NY
Signature Bank – New York, NY
Smithtown Bancorp – Hauppauge, NY
Sun Bancorp – Vineland, NJ
Tompkins Financial – Ithaca, NY

     Since 2008, four companies have been eliminated from the peer group: Willow Financial Bancorp (which was acquired by Harleysville National Corporation), USB Holdings (which was acquired by KeyCorp), Republic First Bank and Harleysville National Corporation (which was acquired by First Niagara Financial Group). Four companies were added to the group that meets the criteria of the peer group: Center Bancorp, Hudson Valley Holding Corp., Intervest Bancshares Corp. and Tompkins Financial.

Compensation Should Be Reasonable and Responsible

     It is essential that the Company’s overall compensation levels be sufficiently competitive to attract and retain talented executives and motivate those executives to achieve superior results. At the same time, the Company and the Committee believe that compensation should be set at responsible levels. The Company’s executive compensation programs are intended to be consistent with the Company’s constant focus on enhancing shareholder value.

2010 Executive Compensation Components

     For the fiscal year ended December 31, 2010, the principal components of compensation for named executive officers were: base salary; performance-based incentive compensation; and retirement and other benefits.

Base Salary

     The Company provides named executive officers with base salary to compensate them for services rendered during the fiscal year. During its review of base salaries for named executive officers, the Committee primarily considers: market data provided by outside sources, including TCS; internal review of the named executive officer’s compensation, both individually and relative to other employees; and individual performance of the named executive officer. In fiscal year 2010, the Committee awarded salary increases of $147,352 and $65,840 to the Chief Executive Officer and the President, respectively, who each waived the cost of living adjustment as provided under their employment agreements. For the other named executive officers, the Chief Executive Officer and the President recommend salary increases based upon the performance review process for approval by the Committee. On the recommendation of the Chief Executive Officer and the President, salary increases for fiscal year 2010 of $17,816, $22,344 and $16,503 were ratified by the Committee for Messrs. Tietjen, Applebaum, and Robinson, respectively.

Performance-Based Incentive Compensation

     The Committee worked with TCS to design a Short Term Executive Incentive Plan (the “Plan”) in 2009, which applied to 2010 compensation for the named executive officers. The Plan was developed within the context of sound total compensation and reward principles and the Emergency Economic Stabilization Act of 2008 (“EESA”) Section 111(b) and ARRA requirements, as described above. The purpose of the Plan is to provide the named executive officers and other key employees with short-term rewards and total compensation opportunities comparable to those named executive officers and key employees with similar responsibilities in other banks, financial institutions and other comparable companies, while satisfying the ARRA standards. The Plan is designed to attract and retain outstanding executive personnel by rewarding these senior executives for their contributions and commitment to the Company. The intent of the Plan is to focus participants on enhancing the long-term value of the Company, and nothing in the Plan is to be construed as encouraging participants to incur excessive or unnecessary risks to the Company’s assets or reputation.

     The Committee, in consultation with the Chairman and CEO, annually will define the metrics. Given the restrictions on the payment of bonuses under ARRA, no targets were established for 2010 in relation to the Plan.

     In 2011, the Company made restricted stock grants to named executive officers with the award amounts determined pursuant to the Plan which comply with the ARRA standards based on performance in 2010; although the awards were made under the Stock Incentive Plan (the “SIP”). These awards are described under “Equity Compensation” below and “Restricted Stock Awards” below, beginning on page 12.

     Incentive Compensation for 2008 and 2009 was determined under the Key Executive Incentive Bonus Plan (the “Incentive Plan”) first adopted by the Board of Directors in 2001 and approved by shareholders at the 2001 Annual Meeting of Shareholders, and reapproved at the 2006 Annual Meeting of Shareholders. The purpose of the Incentive Plan was to ensure that bonus payments made to certain key executive employees would be tax deductible to the Company under the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to certain executive officers unless such payments are “performance-based” in accordance with the conditions specified under Section 162(m) of the Code and the related Treasury Regulations. In anticipation of the possibility that TARP CPP will no longer be applicable to the Company at some time in 2011, the Board of Directors on March 24, 2011 reapproved the Incentive Plan, with certain modifications to update the plan, and submitted it for reapproval by shareholders at the 2011 Annual Meeting. The proposal to reapprove the Incentive Plan and the material terms of the Incentive Plan are described below, beginning on page 32.

Equity Compensation

     The Company’s stockholders approved the SIP at the 1992 Annual Meeting of Shareholders, with amendments approved by shareholders at the various Annual Meetings of Shareholders between 1995 and 2002. The SIP is intended to strengthen the Company’s ability to attract and retain directors and employees of high competence and to increase the identity of interest of such directors and employees with those of the Company’s shareholders. Under the SIP, the Committee may grant awards in the form of Incentive Stock Options (“ISO”), within the meaning of Section 422 of the Code, Non-Qualified Stock Options (“NQSO”), Stock Appreciation Rights, Restricted Stock, or a combination of these forms of awards.

     On December 29, 2008, the Company amended certain provisions of the SIP in order to comply with Section 409A of the Code by providing that the purchase price of each share subject to an NQSO shall be such price as is determined by the Board of Directors on the date such NQSO is granted, but in no event shall it be less than the fair market value of a share on the date on which the NQSO is granted, and the fair market value shall be the closing price of a share on the date of the grant.

     On March 25, 2010, the Board of Directors granted restricted shares to the named executive officers pursuant to the SIP, consistent with the requirements of TARP CPP. The number of restricted shares granted to Messrs. Cappelli, Millman, Tietjen, Applebaum and Robinson was 21,939, 9,458, 2,215, 2,876 and 2,003 shares, respectively. The value of the stock grants based on the $9.23 per share price was $202,500, $87,300, $20,475, $26,550 and $18,495, respectively. The Committee did not use any formulaic method to set the size of the TARP-compliant restricted stock awards, but in determining the amount of the awards, the Committee considered the individual performance of the named executive officers together with the overall performance of the Company. The awards were made in the form of restricted shares in order to comply with the ARRA standards. The restricted stock grants were made pursuant to the SIP based on performance in 2009, although the actual awards were made under the SIP in 2010.

     At the same time as it set the increased base salary levels for 2011, the Committee recommended restricted stock awards, consistent with the requirements of TARP CPP, be granted to the executive officers based on 2010 performance (as described below in the section entitled “Significant 2011 Compensation Actions” beginning on page 12).

Retirement Plans

     Qualified Plan. The Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan (the “qualified plan”) is a defined benefit plan that covers eligible employees of Sterling Bancorp and Sterling National Bank and certain of its subsidiaries, who were hired prior to January 3, 2006. The qualified plan gives credit for credited service under terminated predecessor plans but provides, in substance, for a participant’s vested benefits under such plans to be offset against the benefits to be provided to the participant under the qualified plan. Accordingly, the retirement benefits for a continuing employee can be determined simply by reference to the provisions of the qualified plan. An employee becomes eligible for participation in the qualified plan upon the attainment of age 21 and the completion of one year of service. All contributions required by the qualified plan are made by the employers and no employee contributions are required or permitted.

     Supplemental Plan. The Code imposes compensation and benefit limits on the retirement benefits payable to highly compensated employees under a qualified plan. The Company has a Supplemental Executive Retirement Plan for designated employees (the “SERP”), which provides for supplemental retirement payments to such persons in amounts equal to the difference between retirement benefits such persons actually receive under the qualified plan and the amount such individuals would have received if such Code limitations were not in effect. In December 2008, the Company amended the SERP to comply with Section 409A of the Code.

     The qualified plan and the SERP are more fully described in the narrative following the Pension Benefits for Fiscal Year 2010 Table below.

Employment Contracts and Change in Control Agreements

     The Company has agreements with Messrs. Cappelli and Millman providing for employment terms extending until December 31, 2015 and December 31, 2013, respectively. In addition to providing an annual base salary, a discretionary annual bonus as determined by the Committee, and allowing participation in the health and benefit plans available to other executives of the Company, these agreements contain severance provisions and change in control provisions. These agreements were entered into upon the recommendation of the Board’s Committee in 1993, and approved by the Board of Directors. They were amended and restated in 2002 and were further amended, solely to extend the term by one additional year, each year since 2003. The most recent extension was made in March 2011.

     The Company has change in control severance agreements with certain other officers, including Messrs. Tietjen and Applebaum, providing for severance payments if the officer is terminated by the Company without cause or by the executive for good reason within two years following a change in control. The Company has change in control severance and retention agreements with certain other officers, including Mr. Robinson. Upon the commencement of a transaction that could result in a change in control, Mr. Robinson agrees that he will not voluntarily leave the employ of the Company, other than for good reason, until such change in control occurs or such action is terminated or abandoned.

     The employment and the change in control agreements provide for the payment of severance in the event of certain terminations and/or in connection with a change in control. A change in control generally includes such events as the acquisition of more than 20% of the outstanding common shares of the Company unless directly from the Company, a reorganization, merger or consolidation of the Company where Company shareholders hold less than 60% of the resulting company, a change in at least two-thirds of the Board of Directors, or the sale or disposition of all or substantially all of the assets of the Company. To retain the executive officers and ensure that executive officers can act in the best interests of the Company without distraction due to their personal employment situation, the Committee determined that certain severance payments were appropriate in the event of a change in control.

     On December 29, 2008, the Company entered into amendments to compensatory arrangements with its executive officers. The amendments provide for certain changes that the Company believes are required to comply with, or be exempt from, the requirements of Section 409A of the Code, which governs non-qualified deferred compensation arrangements. Amendments to the employment agreements of Louis J. Cappelli and John C. Millman provide that the payment of severance will be made in a lump sum promptly following a qualifying termination of employment, both prior to and following a change in control and in the event of death or disability. In addition, the ability for the executive officers to terminate employment for any reason during the 13 months following a change in control was removed, and the definition of “good reason” was narrowed. Amendments to the change in control severance agreements of John W. Tietjen, Howard M. Applebaum, and another key employee remove the executive’s ability to terminate the employment for any reason during the thirteenth month following a change in control and narrow the definition of “good reason.” Amendments to the change in control and severance and retention agreements of Eliot S. Robinson and five other executive officers provide that the payment of severance, if the executive is terminated during the termination period, will be paid in a lump sum and narrow the definition of “good reason.”

     In addition, each senior executive officer signed an amendment to his or her employment contract or change in control agreement that complies with the terms of TARP CPP. These amendments are discussed in detail in “Regulation of Compensation Paid by Financial Institution” beginning on page 6 of this proxy statement.

     These severance arrangements are discussed in detail in “Potential Payments upon Termination or Change in Control,” beginning on page 19 of this proxy statement.

Perquisites and Other Personal Benefits

     The Company provides the named executive officers with benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Company and the Committee believe that these benefits are beneficial to the Company in attracting and retaining qualified executives.

     The principal perquisite provided to named executive officers is executive life insurance. The Company believes that additional life insurance benefits are an appropriate benefit for its most highly compensated executives to remain competitive with its peers. Generally, employees are provided with insurance based on salary with a cap that is less than the salary of the most highly compensated. Accordingly, the executive life insurance covers the difference for the named executive officers. In addition, Messrs.

Cappelli and Millman are provided with corporate cars in accordance with their employment contracts and commensurate with their positions as Chief Executive Officer and President of the Company, respectively. Named executive officers are also eligible for an annual executive health examination to aid in maintaining the good health of these critical officers.

     On August 6, 2009, the Committee adopted an Excessive or Luxury Expenditure Policy to fulfill the requirement under ARRA that each recipient of funds under TARP CPP have in place a company-wide policy regarding excessive or luxury expenditures. The policy specifies that the Company prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for conferences, staff development, reasonable performance incentives or other similar measures conducted in the normal course of the Company’s business operations. This policy is in addition to and supplements the Company’s policy on travel and entertainment expenses.

Tax and Accounting Implications

     In determining executive compensation, the Committee takes into consideration the deductibility of executive compensation under Section 162(m) of the Code that provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. This treatment is modified further by the Company’s participation in the TARP CPP as described under “Regulation of Compensation Paid by Financial Institution” beginning on page 6 of this proxy statement. The Company believes that the compensation paid to the named executive officers for 2010 was fully deductible for federal income tax purposes up to the TARP deduction limit of $500,000, although the restricted stock grants made in March 2010 do not qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Significant 2011 Compensation Actions

     Base Salary Increases. The Committee approved base salary increases for the Company’s named executive officers effective January 1, 2011, consistent with the Committee’s historical practice of increasing base salary in the first quarter of the year retroactive to January 1 of that year. The increases rewarded the successful efforts of the Company’s senior management in maintaining the Company’s financial stability through a severe economic downturn without suffering a net annual loss. The salary increases partially offset the substantial decrease in cash compensation resulting from the TARP restrictions. The Committee increased named executive officers’ base salaries in order to fairly compensate the named executive officers for their performance.

     In setting the base salary increases, the Committee based its decisions on the application of quantitative and qualitative reviews of executive performance and the Company’s overall performance in 2010 and the contribution to that performance of each of the named executive officers. In determining salaries for 2011, the Committee also took into consideration the applicable TARP CPP restrictions on bonus compensation.

     Salary levels are considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of the Chief Executive Officer and the President are based on the Committee’s assessment of the individual’s performance. In fiscal year 2011, the Committee awarded salary increases of $147,352 and $65,840 to the Chief Executive Officer and the President, respectively, who each waived the cost of living adjustments as provided under their employment agreements. For the other named executive officers, the Chief Executive Officer and the President recommend salary increases based upon the performance review process for approval by the Committee. On the recommendation of the Chief Executive Officer and the President, salary increases for fiscal year 2011 of $27,816, $22,344, and $16,503 were approved by the Committee for Messrs. Tietjen, Applebaum, and Robinson, respectively. These salary increases were effective commencing January 1, 2011.

     Restricted Stock Awards. At the same time as it set the increased base salary levels for 2011, the Committee recommended restricted stock awards be granted to the named executive officers based on 2010 performance. These were incentive awards of restricted stock, compliant with the TARP restrictions on incentive compensation. On March 24, 2011, the Board of Directors granted restricted shares to the executive officers pursuant to the SIP, consistent with the requirements of the TARP CPP. The shares will vest 50%, 25% and 25% on the second, third and fourth anniversaries of the grant date, subject to (1) accelerated vesting upon death, disability and change in control and (2) continued vesting upon retirement after the second anniversary of the grant date subject to compliance with a non-compete. The restricted stock will be transferable in 25% increments in accordance with the Company’s repayment of the TARP CPP funds. The restricted shares were issued at $9.71 per share, the closing price on the date of the grant. The number of restricted shares granted to Messrs. Cappelli, Millman, Tietjen, Applebaum and Robinson was 20,854, 8,990, 2,108, 2,734 and 1,904 shares, respectively. The value of the stock grants based on the $9.71 per share price was $202,500, $87,300,

$20,475, $26,550 and $18,495, respectively. The restricted stock grants were made pursuant to the Plan based on performance in 2010, although the actual awards were made under the SIP.

     The Committee granted these awards to further align the interests of the Company’s named executive officers with those of our shareholders. The size of the grants also took into account the salary increases to named executive officers described under “Base Salary Increase” above. The Committee did not use any formulaic method to set the size of the TARP-compliant restricted stock awards. Those award decisions were based on the Committee’s appraisal of 2010 performance against the following criteria, and taking into account each named executive officer’s contribution to such criteria:

•	Asset Quality
•	Capital Adequacy
•	Earnings
•	Liquidity
•	Management

TARP Risk Disclosure

     The ARRA standards described under “Regulation of Compensation Paid by Financial Institution” above, beginning on page 6, required, among other things, that the Committee periodically review and identify the Company’s senior executive officer and employee compensation plans in order to ensure that the plans and programs do not encourage unnecessary or excessive risks to the Company. In compliance with these standards, the Committee met with the senior risk officer to review the risks associated with our senior executive officer and employee compensation plans.

     Our senior executive officers, and our other employees, participate in compensation structures generally consisting of cash salary, incentive awards under the Plan, equity-based incentive awards under the SIP, as well as benefits categorized as “perquisites” or “other” compensation under the SEC rules. The Company also provides the senior executive officers and employees with retirement benefits under various defined benefit and defined contribution plans, including the tax-qualified plans and, in the case of certain executive officers, the SERP, which are described on page 10 of this Compensation Discussion and Analysis under “Retirement Plans” and on pages 17 and 18 in the narrative to the Pension Benefits table.

     The Committee engaged TCS in February 2011 to review the Plan to determine whether it complied with the ARRA standards. In March 2011, the Committee, together with the senior risk officer of the Company, met to finalize the comprehensive review of senior executive officer and employee compensation plans, and review the TCS report.

     As described in the Compensation Discussion and Analysis, because of the prohibition on paying bonuses under ARRA, our senior executive officers did not receive any short-term incentive bonuses pursuant to the Plan. Our senior executive officers received grants of restricted stock in 2011 based on performance in 2010 which complied with the ARRA standards. These awards are described in “Performance-Based Incentive Compensation” beginning on page 9 above. TCS worked with the Company to draft the Plan within the context of sound total compensation and reward principles and the ARRA standards. In establishing the specific metrics and annual targets for the Plan, the Committee sought to ensure that such metrics and targets would not encourage participants to incur excessive or unnecessary risk. The metrics for the 2010 Plan year are:

•	Asset Quality
•	Capital Adequacy
•	Earnings
•	Liquidity
•	Management

     Awards granted to senior executive officers pursuant to the Plan, which were granted in the form of equity-based awards under the LTIP were granted with four-year vesting, so that increased stockholder value must be long-term for the recipient to maximize the potential value of the awards. In addition, the Plan provides for a limit of the amount of awards that may be granted to an individual award recipient each year. In light of these mitigating factors, the Committee believes the Plan does not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the Company and does not encourage short-term results rather than long-term value creation or the manipulation of reported earnings. For employees who were not subject to the ARRA standards who received an annual cash bonus under the Plan, the Committee believes that, as described below, the receipt of long-term awards under the SIP helps to balance the short-term aspects of the Plan, such that employees are not encouraged to achieve short-term results that may jeopardize the Company in the long term.

     Similarly, awards under the SIP are typically subject to long-term vesting and the SIP provides for the ability to grant awards in different forms, such as, stock options, stock appreciation rights and restricted stock, so that the Company can provide a mix of awards for which value is only realized as the stock price increases and full-value awards. While the ARRA standards do not permit the Company to grant stock options and stock appreciation rights to employees covered under the standards, the Committee believes that this traditional ability to grant a mix of awards helps mitigate the risk that an employee will take risks to realize short-term results that jeopardize long-term value creation.

     The Committee also believes that the other elements of the senior executive officers and employee compensation do not encourage our senior executive officers or employees to take unnecessary and excessive risks that threaten the value of the Company and do not encourage short-term results rather than long-term value creation or the manipulation of reported earnings. In addition to the balancing and mitigating of risks based on different types of awards with different time-horizons, the Company’s senior executive officers and other employees who are subject to the ARRA standards are also subject to a clawback if a bonus payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, which the Committee also believes helps to ensure that the Plan and the SIP do not encourage manipulation of earnings.

     After taking into account the analysis conducted by our senior risk officer and TCS, the Committee and the senior risk officer concluded that none of the compensation plans of the organization subject the Company to unnecessary or excessive risk or encourage the manipulation of reported earnings to enhance the compensation of any employee.

Status of 2011 Goals

     In considering the establishment of targets for 2011 performance, the Committee discussed the continuation of the unusual economic environment and possible ramifications in establishing specific targets for 2011. Based on this evaluation, the Committee reaffirmed its decision to consider the financial performance criteria outlined in the Plan: asset quality, capital adequacy, earnings, liquidity and management.

     The Committee further decided that setting specific 2011 performance measures at this time was not appropriate in light of the unusual economic climate, as well as the Board and management’s decision to raise capital which was achieved on March 9, 2011. The Committee considered the potential impact on earnings in 2011 following the capital raise completed on March 9, 2011, as the Company and management seeks to redeploy the Company’s increased capital base into appropriate earnings asset categories. The Committee determined that, at such time as TARP CPP is no longer applicable, it will establish goals as it deems appropriate for the remainder of 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Louis J. Cappelli	2010	970,798	—	202,500	—	2,815,494	94,659	4,083,451
Chairman of the Board and	2009	823,157	—	—	—	1,893,046	49,397	2,765,600
Chief Executive Officer, Sterling Bancorp	2008	798,446	—	—	450,000	2,019,988	42,945	3,311,379
Chairman of the Board, Sterling National Bank

John C. Millman	2010	575,194	—	87,300	—	743,753	113,354	1,519,601
President,	2009	509,181	—	—	—	340,773	152,153	1,002,107
Sterling Bancorp	2008	494,354	—	—	194,000	700,194	115,450	1,503,998
President and
Chief Executive Officer, Sterling National Bank

John W. Tietjen	2010	295,541	—	20,475	—	164,429	22,182	502,627
Executive Vice President and	2009	277,725	—	—	—	101,740	53,067	432,532
Chief Financial Officer, Sterling Bancorp	2008	264,500	45,500	—	—	143,480	48,690	502,170
Executive Vice President, Sterling National Bank

Howard M. Applebaum	2010	331,962	—	26,550	—	106,619	24,511	489,642
Senior Vice President,	2009	309,618	—	—	—	41,316	23,501	374,435
Sterling Bancorp	2008	300,600	59,000	—	—	90,578	25,340	475,518
Executive Vice President, Sterling National Bank

Eliot S. Robinson	2010	294,706	—	18,495	—	182,835	—	496,036
Executive Vice President,	2009	278,203	—	—	—	102,870	—	381,073
Sterling National Bank	2008	270,100	41,100	—	—	112,168	—	423,368

(1)

The performance-based incentive compensation for the Chief Executive Officer and the President awarded under the Incentive Plan is shown as Non-Equity Plan Compensation for 2008. The other named executive officers were awarded bonuses set forth in the Table.

(2)

These columns reflect the aggregate grant date fair value of stock awards and stock options. No stock option awards were made to any of the named executive officers in 2008, 2009 or 2010. The value of the stock awards is based on the per-share price of the Common Stock on the date of grant of $9.23.

(3)	The non-equity incentive plan compensation made in 2008 were cash bonus payments pursuant to the Incentive Plan.

(4)

The amount in this column represents the increase in the total lump sum pension benefit value (qualified and non-qualified) from year to year. For 2009, this also includes a decrease of $6,013 in Mr. Applebaum’s pension benefit value as a result of his election of a joint and survivor annuity as opposed to a lump sum distribution. The change in the amounts in this column for Mr. Cappelli for 2008 and 2009 reflect an increase in the accumulated benefit under the SERP because the calculation of the qualified plan offset has been revised to reflect that Mr. Cappelli’s interest in the qualified plan was fully distributed, and he has ceased to earn accruals in the qualified plan, prior to those years. Payments made from the qualified plan in 2008, 2009 and 2010 were made erroneously and will be restored to the qualified plan.

(5)

The amount in this column represents the annual premium paid for executive life insurance. The amount for Mr. Millman includes $16,632 of incremental cost for the personal use of a corporate car. Pursuant to their employment contracts, Messrs. Cappelli and Millman are entitled to the use of an automobile for business use, and in the case of Mr. Cappelli, the use of a driver for business purposes. Messrs. Cappelli and Millman are entitled to reimbursement for ordinary and necessary business expenses, memberships and use of clubs as a source of business origination and maintenance of customer relationships for the Company, and travel and entertainment incurred in the performance of their duties. Since the club memberships are used only for business entertainment, the Company does not consider the cost of the memberships to be perquisites. For business purposes, Mr. Cappelli has the use of an apartment located near the Company’s headquarters (which costs the Company $45,600 annually). While he may occasionally make personal use of the apartment, there is no incremental cost to the Company. The incremental cost of Mr. Cappelli’s perquisites in 2010 (consisting of personal use of the car and driver) was less than $10,000. The amount for Mr. Applebaum includes $2,000 for executive health expenses.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR 2010

	Option Awards						Stock Awards (3)

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date(3)	Grant Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)

Louis J. Cappelli	2/6/02	47,250	0		14.60	2/6/12	3/25/10	21,939	202,500

	Total	47,250	0

John C. Millman	2/6/02	37,800	0		14.60	2/6/12	3/25/10	9,458	87,300

	Total	37,800	0

John W. Tietjen	2/6/02	37,800	0		14.60	2/6/12	3/25/10	2,215	20,475

	Total	37,800	0

Howard M. Applebaum	2/6/02	18,900	0		14.60	2/6/12	3/25/10	2,876	26,550
	3/22/05	10,500	0		26.94	3/22/11
	3/15/07	0	10,000	*	17.99	3/15/17

	Total	29,400	10,000

Eliot S. Robinson	2/6/02	14,175	0		14.60	2/6/12	3/25/10	2,003	18,495
	3/22/05	10,500	0		26.94	3/22/11
	3/15/07	0	10,000	*	17.99	3/15/17

	Total	24,675	10,000

(1)

On December 15, 2005, the Committee approved the accelerated vesting and exercisability of all unvested and unexercisable stock options to purchase common shares of the Company held by directors or officers on December 19, 2005. Management proposed the acceleration of vesting to eliminate the impact of adopting FAS 123R, Share-Based Payments on the consolidated financial statements with respect to existing options. As a result, options to purchase 68,250 common shares, which would otherwise have vested and become exercisable from time to time over the next four years, became fully vested and immediately exercisable as of December 19, 2005. The number of shares and exercise prices of the options subject to acceleration were unchanged. In order to limit unintended personal benefits, the Committee imposed transfer restrictions on any shares received by an optionee upon exercise of an accelerated option before the earliest date on which, without such acceleration, such option would have been vested and exercisable in respect of such shares. Such transfer restrictions will expire on the earlier of such earliest date or the date of the optionee’s death.

(2)

The options shown in this column are fully vested, except as marked with an “*.” Additional information regarding options, including restrictions on exercise, is provided in Note 19 of the financial statements filed with the Company’s Annual Report on Form 10-K for fiscal year 2010.

(3)

On March 25, 2010, the Board of Directors granted restricted shares to the named executive officers pursuant to the SIP, consistent with the requirements of TARP CPP. The shares will vest 50%, 25% and 25% on the second, third and fourth anniversaries of the grant date, subject to (1) accelerated vesting upon death, disability and change in control and (2) continued vesting upon retirement after the second anniversary of the grant date subject to compliance with a non-compete. The restricted stock will be transferable in 25% increments in accordance with the Company’s repayment of the TARP CPP funds. The restricted shares were issued at $9.23 per share, the closing price on the date of the grant. The number of restricted shares granted to Messrs. Cappelli, Millman, Tietjen, Applebaum and Robinson was 21,939, 9,458, 2,215, 2,876 and 2,003 shares, respectively. The value of the stock grants based on the $9.23 per share price was $202,500, $87,300, $20,475, $26,550 and $18,495, respectively. The restricted stock grants were made pursuant to the SIP based on performance in 2009, although the actual awards were made under the SIP in 2010.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2010

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Louis J. Cappelli	142,930	141,501	21,939	202,500
John C. Millman	0	0	9,458	87,300
John W. Tietjen	39,438	20,508	2,215	20,475
Howard M. Applebaum	0	0	2,876	26,550
Eliot S. Robinson	11,434	4,688	2,003	18,495

PENSION BENEFITS FOR FISCAL YEAR 2010

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year

Louis J. Cappelli	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan(2)	58.83	0	0

	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	58.83	19,810,353	0

John C. Millman	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan (3)	33.25	1,530,743	97,131

	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	33.25	4,585,872	0

John W. Tietjen	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan (4)	21.00	820,865	67,320

	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	21.00	358,548	0

Howard M. Applebaum	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan	17.50	337,972	0

	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	17.50	179,942	0

Eliot S. Robinson	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan (5)	16.00	817,229	53,107

	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	16.00	0	0

(1)

Present value of accumulated benefits is based on a 5.50% discount rate and the RP-2000 Mortality Table projected to 2018 for annuitants and to 2026 for nonannuitants using Scale AA. The Supplemental Plan amounts shown are based on the option elected which is a lump sum for all except for Mr. Applebaum, who elected a 50% Joint and Survivor form. Present values of lump sum payments were calculated using a 20/80 blend of GATT/PPA assumptions. The blended segment rates are 2.47%, 5.07%, and 6.10%, applicable to cash flows for 0-5, 5-20, and 20+ years, respectively. For more information, see footnote (4) of the Summary Compensation Table on page 15.

(2)

Mr. Cappelli is in receipt of his benefit from the qualified plan. He received a lump sum distribution upon his benefit commencement in 2002. The amounts shown above in the last two columns represent the present value of his continued annual accruals in the qualified plan valued under the elected option.

(3)

Mr. Millman is receiving a monthly benefit from the qualified plan effective September 1, 2009. The benefit will be increased for continued annual accruals. The amounts shown above in the last two columns represent the present value of his benefit under the qualified plan valued under the elected option.

(4)

Mr. Tietjen is receiving a monthly benefit from the qualified plan effective August 1, 2009. The benefit will be increased for continued annual accruals. The amounts shown above in the last two columns represent the present value of his benefit under the qualified plan valued under the elected option.

(5)

Mr. Robinson is receiving a monthly benefit from the qualified plan effective February 1, 2010. This benefit will be increased for continued annual accruals. The amounts shown above in the last two columns represent the present value of his benefit under the qualified plan under the elected option.

Material Terms of Pension Benefits

     The Bank maintains a qualified and a non-qualified retirement plan for employees of the Bank. Employees of the affiliates are covered under a 401(k) savings plan with an employer match. The Bank employees are also in the 401(k) plan, but do not receive the match unless hired after January 2, 2006. The qualified plan is funded by a trust and covers substantially all regular employees of the Bank. Employees hired before January 3, 2006 who had attained age 21 became members of the plan on the January 1st or July 1st following one year of employment. All other Bank employees are not covered by the retirement plan, but do participate in the 401(k) plan and receive an employer match. Service for purposes of vesting and eligibility (“Vesting Service”) begins at date of employment. Service for purposes of the amount of the retirement benefit (“Credited Service”) begins at date of membership. Employees are fully vested in their accrued retirement benefit once they earn five years of Vesting Service. Employees do not contribute to the plan and Bank contributions are determined on an actuarial basis.

     Under the qualified plan, normal retirement is age 65. Benefits under the plan are calculated under a defined formula based on years of Credited Service and final average compensation (excluding bonuses, commissions and other special pay). An employee’s final average compensation is based upon the employee’s average annual earnings during the 60 consecutive months out of the 240 consecutive months before retirement in which such earnings were the highest. The normal form of payment is a life annuity with 120 monthly payments guaranteed or a 50% joint and survivor annuity depending on the employee’s marital status when payments begin. Benefits accrued as of December 31, 1984 were assumed by the John Hancock Insurance Company in a termination/re-establishment of the plan. All benefits provided under the plan are net of any benefit accrued as of December 31, 1984.

     The annual normal retirement benefit is equal to the sum of (a) and (b) below multiplied by years of Credited Service and reduced by (c):

a.	1.2% of final average compensation

b.	0.3% of final average compensation in excess of $8,000

c.	The accrued benefit under the prior plan as of December 31, 1984

     Retirement prior to age 65 is permitted (“Early Retirement”) if the employee has attained age 50 with 20 years of Vesting Service when his or her employment ends. If the employee was a member of the prior plan on December 31, 1984, Early Retirement eligibility is age 55 with 10 years of Vesting Service. Early Retirement benefits are based on the same formula as normal retirement, except that if payments begin prior to age 65, the benefit is reduced actuarially to reflect the longer period of time for which payments are expected to be made.

     Various optional forms of payment are available upon retirement including a single life annuity, 10-year certain and life annuity and 50%, 75% and 100% joint & survivor annuities. All optional forms are calculated as the actuarial equivalent of the normal form of payment. The qualified plan was amended in August 2010 to comply with the Heroes Earning Assistance and Relief Tax Act of 2008 (“HEART Act”). The HEART Act provides certain benefits and protection for employees while on active military service.

     The SERP pays the amount that cannot be paid from the qualified plan due to limitations under Section 415 of the Code to any employee who is a member of the Excess Benefit Portion of the Plan but not a member of the select management group. The SERP also pays benefits that cannot be paid from the qualified plan due to both Section 401(a)(17) and Section 415 limitations for members of the select management group only. The eligibility, service and commencement provisions of the SERP mirror those of the qualified plan. Benefits under the SERP are based on the same formula as the qualified plan, except that for purposes of the final average compensation calculation, bonuses are considered pensionable pay. Optional forms under the SERP are the same as the qualified plan, except that a lump sum is also available. The SERP was amended in August 2010 to clarify that the definition of beneficiary may include beneficiaries other than a spouse.

Potential Payments upon Termination or Change in Control

     In accordance with the agreements described above under “Employment Contracts and Change in Control Agreements,” payments will be due to the named executive officers upon certain termination or change in control events. The amount due to each named executive officer varies depending upon the terms of his contract, his tenure and compensation history with the Company, and the type of triggering event.

     As further discussed above under “Regulation of Compensation Paid by Financial Institution,” ARRA includes a prohibition on payments to a senior executive officer or any of the next five most highly compensated employees upon termination of employment, or upon a change in control (other than payments for services performed or benefits accrued) during the CPP Covered Period.

     Upon termination due to death or disability, Messrs. Cappelli and Millman, are each entitled to his monthly base salary for 6 months following the date of termination in the case of death, and 50% of his base salary for 6 months in the case of termination due to disability. Upon termination due to death, Mr. Cappelli would be entitled to $559,075 and upon termination due to disability, Mr. Cappelli would be entitled to $279,537. Upon termination due to death, Mr. Millman would be entitled to $320,518 and upon termination due to disability, Mr. Millman would be entitled to $160,259. If Messrs. Cappelli or Millman is terminated by the Company without cause or resigns for good reason, they are each entitled to receive (i) a lump sum severance payment equal to his base salary through the end of his employment term described above, (ii) a pro rata bonus for the year of termination (based on the highest annual bonus earned in the preceding three fiscal years), (iii) the continuation of health and other welfare benefits until the contract expiration date, and (iv) the full amount due under any profit-sharing or similar plan calculated as if the executive had been terminated on the last day of the calendar year. If Messrs. Cappelli or Millman is terminated without cause or resigns for good reason within two years following a change in control, he is entitled to, among other things, a cash payment in an amount equal to the severance payments described in clauses (i), (ii), and (iv) of the preceding sentence, the continuation of benefits described in clause (iii) of the preceding sentence, and a cash payment equal to three times the executive’s highest annual bonus earned during the three fiscal years preceding the date of termination. In addition, the executive will be entitled to the present value of the benefits he would have been entitled to under the Company’s retirement and supplemental retirement plans, as well as continuation of his life and health insurance plans, for the remaining term of his employment agreement. Upon such termination after a change in control, the severance payment described in clause (i) above will be paid to Messrs. Cappelli and Millman in a lump sum in an amount equal to the base salary that would have been payable to him for the longer of the remaining term of his employment agreement or 36 months.

     If terminated by the Company without cause or by the executive for good reason within two years following a change in control, Messrs. Tietjen and Applebaum are entitled to lump sum payments equal to two times the annual base salary of the executive, a pro rata bonus for the year in which the termination occurred, two times the highest annual bonus earned by the executive during the three fiscal years preceding termination, and the present value of the benefits the executive would have been entitled to under the Company’s retirement and supplemental retirement benefit plans if his employment had continued for two years. In addition, the executive will be entitled to continuation of his medical, insurance, and other welfare benefits for two years after termination. These agreements can be cancelled by the Company upon three years’ notice but continue for two years after a change in control that occurs during the term of the agreement.

     If within one year following a change in control Mr. Robinson’s employment is terminated, the Company will pay Mr. Robinson a lump sum cash severance amount equal to his highest annual base salary during the 12-month period immediately prior to termination. If Mr. Robinson remains employed for one year after a change in control, the Company will pay him a retention bonus equal to his highest annual base salary during the period commencing one year prior to a change in control and ending on the date of payment of the retention bonus.

     In the event that any compensation payments made to, or benefits provided to, Messrs. Cappelli, Millman, Tietjen, and Applebaum in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code (“IRC Section 4999”), the Company will provide a gross-up payment in an amount such that, after withholding for or payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the remaining amount is equal to the IRC Section 4999 excise tax on the compensation payments; provided, however, that if Messrs. Tietjen and Applebaum would not be subject to the excise tax if their payments and benefits were reduced by up to five percent, their payments and benefits will be so reduced and they will receive no gross-up.

     Under ARRA, the compensation standards discussed beginning on page 6 of this proxy statement prohibit severance payments resulting from termination of employment for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued during the CPP Covered Period, and prohibit the payment of tax gross-ups.

The Compensation Committee

     Committee Members and Independence. Allan F. Hershfield (chair), Fernando Ferrer, and Henry J. Humphreys are the members of the Committee. Each member of the Committee qualifies as an independent director under New York Stock Exchange (the “NYSE”) listing standards and the Company’s Corporate Governance Guidelines.

     Role of Committee. The Committee operates under a written charter adopted by the Board of Directors. The charter was amended on February 12, 2009 to reflect the requirement of the TARP CPP and on March 3, 2010 to reflect the requirements of ARRA. See “Regulation of Compensation Paid by Financial Institution” above. A copy of the charter is available at www.sterlingbancorp.com under Investor Relations – Governance – Compensation Committee Charter. The fundamental responsibilities of the Committee are:

•	to adopt, review, and refine an executive compensation philosophy and guiding principles that reflect the Company’s mission, values, and long-term strategic objectives;

•	to administer the Company’s executive compensation programs in a manner that furthers strategic goals and serves the interests of shareholders;

•	to establish compensation-related performance objectives under the Incentive Plan for executive officers that support the Company’s strategic plan;

•	to evaluate the job performance of the Chief Executive Officer and the President in light of those goals and objectives;

•	to determine the total compensation levels of the senior executive officers and to allocate total compensation among the various components of executive pay;

•	to administer the Company’s equity compensation and incentive compensation plans;

•	to make recommendations to the Board of Directors regarding equity-based and incentive compensation plans;

•	to make recommendations regarding succession plans for executive officers;

•	to recommend to the Board of Directors the compensation arrangements with non-employee directors; and

•	to determine that the Company’s compensation arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company.

     Committee Meetings. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held three meetings during fiscal year 2010 and has held two meetings so far during fiscal year 2011. The Committee typically meets with the Chief Executive Officer and with the Chief Financial Officer, where appropriate, and with outside advisors. The Committee regularly meets in executive session without management.

     The Committee receives and reviews materials for each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that it has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	financial reports on year-to-date performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on the Company’s strategic objectives and budget for future periods;

•	reports on the Company’s current year performance versus a peer group of companies;

•	information on the executive officers’ stock ownership and option holdings;

•	information regarding equity compensation plan dilution;

•	estimated grant-date values of stock options (using the Black-Scholes valuation methodology);

•

tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, or following a change in control of the Company; and

•	information regarding compensation programs and compensation levels in the peer group of companies identified by compensation consultants.

Compensation Committee Interlocks and Insider Participation

     None of the current members of the Compensation Committee, Messrs. Humphreys, Hershfield, and Ferrer is, or has been, an officer or employee of the Company, and each has been determined by the Board to be independent under the rules of the SEC and the NYSE. See “Corporate Governance Practices – Director Independence.”

COMPENSATION COMMITTEE REPORT

     As required by ARRA, the Compensation Committee met with the senior risk officer of the Company to discuss and evaluate the Company’s employee compensation plans to ensure that such compensation plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company.

     As required under ARRA, the Compensation Committee certifies that:

          (1) it has reviewed with the senior risk officer of the Company the named executive officer compensation arrangements and has made all reasonable efforts to ensure that these plans do not encourage named executive officers to take unnecessary and excessive risks that threaten the value of the Company;

          (2) it has reviewed with the senior risk officer of the Company the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

          (3) it has reviewed the employee compensation plans to determine that these plans do not include any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the section of the Compensation Discussion and Analysis entitled “TARP Risk Disclosure” is incorporated into this Compensation Committee Report by reference.

Dated: March 8, 2011

ALLAN F. HERSHFIELD, CHAIR	FERNANDO FERRER	HENRY J. HUMPHREYS

Meetings and Attendance of Directors; Certain Committees; Corporate Governance Practices; Fees

     During the year ended December 31, 2010, the Board of Directors of the Company held five regularly scheduled meetings and two special meetings. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings of the Board or any committee of the Board he or she served.

     The Company has standing Audit, Compensation, Corporate Governance and Nominating, Executive, and Retirement Committees.

     Audit Committee. The members of the audit committee (the “Audit Committee”) are Messrs. Humphreys (chair), Adamko, Lazar, and Rossides. The Audit Committee held four meetings during the year ended December 31, 2010. In carrying out its responsibilities, the Audit Committee engaged Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2010. The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined in the applicable NYSE listing standards and regulations of the SEC and all members are financially literate as required by the applicable NYSE listing standards. In addition, the Board has determined that at least one member of the Audit Committee has the financial expertise required by the applicable NYSE listing standards and is an “Audit Committee Financial Expert” as defined by applicable standards of the SEC. The Board has determined that each of the members of the Audit Committee is qualified as an Audit Committee Financial Expert.

     Compensation Committee. The members of the compensation committee (the “Compensation Committee”) are Messrs. Hershfield (chair), Ferrer, and Humphreys. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined by the applicable NYSE listing standards. The Compensation Committee reports to the Board on issues concerning executive officer compensation, including the relationship between compensation and performance and the measures of performance to be considered, and concerning the compensation and other key terms of employment agreements. (See “Compensation Discussion and Analysis” beginning on page 5 of this proxy statement). The Compensation Committee held three meetings during the year ended December 31, 2010.

     Corporate Governance and Nominating Committee. The members of the corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”) are Messrs. Rossides (chair), Abrams, and Humphreys. The Board has determined that all of the members of the Corporate Governance and Nominating Committee are “independent” as the term is defined by the applicable NYSE listing standards. The Corporate Governance and Nominating Committee evaluate the following criteria, as set forth in the Company’s Corporate Governance Guidelines, in making recommendations to the Board of Directors for director nominees:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board of Directors and committee matters;

•

the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial, and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience, and other demographics.

     The Corporate Governance Guidelines affirm that the Board seeks members from diverse professional backgrounds who encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business. The Board considers diversity of viewpoints, background, experience and other demographics in identifying nominees. There is no formal process for implementing this policy.

     The Corporate Governance and Nominating Committee will evaluate, using the above-mentioned criteria, any nominees for director submitted by shareholders pursuant to the procedure outlined under “2012 Annual Meeting” on page 36 of this proxy statement.

     The Corporate Governance and Nominating Committee held two meetings during the year ended December 31, 2010.

     Retirement Committee. The members of the retirement committee (the “Retirement Committee”) are Messrs. Cappelli (chair), Millman, Hershfield, Tietjen, and Ms. Mindy Stern (Senior Vice President, Human Resources Director). The Retirement Committee is an administrative committee that meets periodically to review applications submitted by plan members for distribution under the Company’s Retirement Plan and any amendments to the Retirement Plan. The Retirement Committee also serves as the Fiduciary for the Company’s 401(k) Plan. The Retirement Committee held two meetings during the year ended December 31, 2010.

     Executive Committee. The members of the executive committee (the “Executive Committee”) are Messrs. Cappelli (chair), Millman, Adamko, Humphreys, Hershfield, and Rossides. The Executive Committee has the authority to act on most matters that the full Board of Directors could have acted on during intervals between Board meetings. The Executive Committee did not meet during the year ended December 31, 2010 but has met once in 2011.

     All of the directors on the slate were in attendance at the 2010 Annual Meeting of Shareholders. There is no corporate policy concerning Board members’ attendance at annual shareholder meetings.

Corporate Governance Practices

     The Board of Directors has long been committed to sound and effective corporate governance practices.

     The Company’s management has closely reviewed, internally and with the Board of Directors, the provisions of the Sarbanes-Oxley Act of 2002, the related SEC rules, and the NYSE corporate governance listing standards regarding corporate governance policies and procedures. As a result of this review process, the Board of Directors determined that it was not necessary to modify the charters of the Audit Committee and the Compensation Committee in 2010. The Corporate Governance and Nominating Committee Charter and the Corporate Governance and Nominating Committee Guidelines were amended in February 2010 to reflect the Board of Directors’ role in the risk management process and the process for consideration of candidates recommended by the Company’s shareholders. The Board of Directors continues to monitor guidance from the SEC, the NYSE, and other relevant agencies regarding corporate governance procedures and policies and will continue to assess these charters to ensure full compliance with the applicable requirements.

     Director Independence. A majority of the members of the Board of Directors has historically been independent and key committees are composed solely of independent directors in accordance with applicable SEC and NYSE rule requirements. The Board of Directors has determined that a majority of the current directors is “independent” as that term is defined by applicable SEC and NYSE rules. These independent directors are:

Robert Abrams
Joseph M. Adamko
Fernando Ferrer
Allan F. Hershfield
Henry J. Humphreys
Robert W. Lazar
Carolyn Joy Lee
Eugene T. Rossides

     In order to evaluate and determine the independence of the directors, the Board solicits information from directors regarding transactions, relationships and arrangements with the Company, the Bank or any other affiliate of the Company. Other than customary banking relationships (such as checking and savings accounts) with, and loans (such as lines of credit or mortgage loans) to, independent directors in the ordinary course of the Bank’s business at terms and conditions not more favorable than those afforded by the Bank to its other similarly situated customers, no such transaction, relationship or arrangement was reported by any independent director. The Board is not aware, in light of the applicable SEC and NYSE rule requirements, of any such transaction, relationship or arrangement that would rise to the level such that it could reasonably be deemed to impair the director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a director.

     Code of Ethics. In November 2003, the Board of Directors adopted a Code of Ethics for the Company’s Board of Directors, officers, and employees in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which the Company is subject. All directors, officers, and employees of the Company are expected to be familiar with the Code of Ethics and to adhere to its principles and procedures.

     Corporate Governance Guidelines. The Board of Directors adopted a comprehensive set of Corporate Governance Guidelines on November 21, 2003. These guidelines address a number of important governance issues including director independence, criteria for Board membership, dealings of the Board in executive session, expectations regarding attendance and participation in meetings, authority of the Board of Directors and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer, and annual Board evaluation. The non-management directors designate the director who will preside at the executive sessions.

     The Company’s Bylaws provide that the Chairman of the Board shall be the Chief Executive Officer of the Company. The Board of Directors believes that the position of Chairman of the Board and Chief Executive Officer should be held by the same person because this combined role has served the Company well for many years and continues to provide strong and consistent leadership.

     The Corporate Governance and Nominating Committee will consider nominations submitted by shareholders in accordance with the procedures set forth in the Company’s Bylaws, as described on page 22. Such nominations will be evaluated in accordance with criteria for director selection described in the Corporate Governance Guidelines.

     On February 12, 2010, the Corporate Governance and Nominating Committee amended the Corporate Governance Guidelines to clarify the Board of Directors’ oversight function in reviewing the Company’s risk management process. The Corporate Governance Guidelines were amended to specify that the Board of Directors shall regularly review risk management issues, including identification of risks and methods of risk monitoring and assessment and that management shall periodically present to the Board of Directors its evaluation of identified risks and mitigation strategies.

     Transactions with Related Persons. The Board of Directors has approved a “Related Person Transaction Policy” that covers any transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or executive officer of the Company, any nominee for director, any shareholder owning an excess of five percent of the total equity of the Company, and an “immediate family member” of any such person.

     In deciding whether to approve or ratify any Related Person Transaction, the Board of Directors, a committee thereof, or a designated director, are to consider the following factors, to the extent relevant to the transaction:

•	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Person;

•	whether there are business reasons for the Company to enter into the Related Person Transaction;

•	whether the Related Person Transaction would impair the independence of an outside director; and

•

whether the Related Person Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Person, the direct or indirect nature of the director’s, executive officer’s or Related Person’s interest in the transaction, the ongoing nature of any proposed relationship, and any other factors the Board of Directors or committee deems relevant.

     All transactions subject to the Related Person Transaction Policy must be approved or ratified by the Board of Directors. If the transaction involves a Related Person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Board of Directors that considers such transaction. In the discretion of the Board of Directors, the consideration of such transaction may be delegated to a committee of the Board of Directors. In the event that management determines it is impractical or undesirable to wait until a Board of Directors or committee meeting to approve a Related Person Transaction, the chair of the committee may review and approve the transaction in accordance with the criteria set forth herein.

     The Company is not aware of any Related Person Transaction or contemplated Related Person Transaction in 2010.

     Procedures for Communications to the Board of Directors, Audit Committee, and Non-Management Directors. The Board of Directors has adopted procedures for the Company’s shareholders and other interested parties to communicate regarding

(i) accounting, internal accounting controls, or auditing matters to the Board’s Audit Committee and (ii) other matters to the non-management directors of the Board of Directors entitled “Method for Interested Persons to Communicate with Non-Management Directors and Audit Committee Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, or Auditing Matters.” Communications should be made, pursuant to such procedures, to the Company’s Director of Human Resources at 145 East 40th Street, New York, New York 10016, or by e-mail to HRdir.corpgov@sterlingbancorp.com. The Company also adopted a separate procedure for employees to confidentially communicate concerns regarding questionable accounting and auditing matters on an anonymous basis.

     Copies of the Company’s current corporate governance documents, including the Company’s Corporate Governance Guidelines, Code of Ethics, Method for Interested Persons to Communicate with Non-Management Directors, and Excessive or Luxury Expenditure Policy, as well as the current charters of the Audit, Corporate Governance and Nominating, and Compensation Committees are available on the Investor Relations section of the Company’s website at www.sterlingbancorp.com/ir/investor.cfm — Governance. Requests by shareholders for printed versions of these documents should be made to the attention of the Corporate Secretary of the Company.

Director Fees and Equity Compensation

     Directors who are not salaried officers receive fees for attending Board of Directors and committee meetings. Each eligible director received $1,700 for each board meeting attended and $1,100 for each committee meeting attended. Effective January 1, 2011, the Board of Directors approved increases to the stipends paid to non-employee directors as a result of an analysis of fees paid to directors of banks of similar size based on the recommendation of the Corporate Governance and Nominating Committee. Prior to January 2011, each director received an annual stipend of $10,000 payable quarterly in arrears. Effective January 1, 2011 each eligible director shall receive an annual stipend of $11,000 payable quarterly in arrears.

     Each eligible director was paid one half of the applicable meeting fee for attendance via telephone. Expenses of directors incurred in traveling to Board of Directors and committee meetings are reimbursed by the Company. The chair of the Audit Committee receives an annual stipend of $5,000 for services, and the chairs of the Compensation Committee and Corporate Governance and Nominating Committee also receive an annual stipend of $2,000 for services.

     On March 25, 2010, the Board of Directors granted 5,000 restricted shares to each of the non-management directors, pursuant to the SIP. The shares will vest 25%, 25%, 25% and 25% on the first, second, third and fourth anniversaries of the grant date, subject to accelerated vesting upon death, disability and change in control. The restricted shares were issued at $9.23 per share, the closing price on the date of the grant, and are not transferable until vested.

     On March 24, 2011, the Board of Directors granted 2,500 restricted shares to each of the non-management directors, pursuant to the SIP. The shares will vest 25%, 25%, 25% and 25% on the first, second, third and fourth anniversaries of the grant date, subject to accelerated vesting upon death, disability and change in control. The restricted shares were issued at $9.71 per share, the closing price on the date of the grant, and are not transferable until vested.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

Name	Fees Earned or Paid in Cash($)	Option Awards ($)(1)(2)	Total ($)

Robert Abrams	47,925	3,310	51,235

Joseph M. Adamko	60,325	3,310	63,635

Fernando Ferrer	46,600	3,310	49,910

Allan F. Hershfield	51,850	3,310	55,160

Henry J. Humphreys	72,100	3,310	75,410

Robert W. Lazar	58,800	3,310	62,110

Carolyn Joy Lee	45,325	—	45,325

Eugene Rossides	55,900	3,310	59,210

(1)

In December 2005, the Board of Directors approved the accelerated vesting and exercisability of all outstanding unvested and unexercisable stock options. As a result, all outstanding options then became fully vested and immediately exercisable and the expense charge was for options granted in 2006.

(2)

The expense recorded in accordance with FAS 123R resulted from the grant on June 30, 2006 of options pursuant to the final grant under an automatic grant of options adopted in 2002. 4,725 shares were granted to each director named at $19.50 per share. See Note 19 in the Company’s Annual Report on Form 10-K for fiscal year 2010 for the calculation of fair value of the option awards granted in 2006.

Changes in Registrant’s Certifying Accountant

     On March 19, 2009, the Audit Committee of the Board of Directors of Sterling Bancorp determined that it would be in the best interests of Sterling Bancorp and its subsidiaries not to engage KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 or any quarterly periods therein. KPMG was notified of this action on March 23, 2009.

     The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. KPMG’s reports on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007 referred to the Company’s adoption, in 2006, of SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the two years ended December 31, 2008, and the subsequent interim period through March 23, 2009, there were no (a) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter thereof in their reports or financial statements for such years, or (b) reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish a letter addressed to the Securities and Exchange Commission indicating whether or not it agrees with such disclosures, which letter was filed as an exhibit to an amendment to the Company’s filing on Form 8-K reporting the change in independent registered public accounting firm.

     On March 27, 2009, the Company engaged Crowe Horwath LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2009, effective as of March 27, 2009. During the two years ended December 31, 2008, and the subsequent interim period through March 27, 2009, the Company did not consult with Crowe Horwath LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Crowe Horwath LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

     On May 6, 2010, shareholders ratified the appointment by the Audit Committee of the Board of Directors of Crowe Horwath LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

     The audit reports of Crowe Horwath LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2009 and 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

Pre-Approval of Audit and Non-Audit Services

     In accordance with the Company’s Audit Committee charter, the Audit Committee pre-approves all audit and non-audit services before the independent registered public accounting firm is engaged by the Company to render such services.

Fees Paid to Auditors

     The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended December 31, 2010 and December 31, 2009. As shown below, the audit fees paid to Crowe Horwath LLP for 2010 were $505,000; the audit fees paid to KPMG LLP for 2010 were $38,000.

Audit and Non-Audit Fees

	Crowe Horwath LLP		KPMG LLP (d)

	2010	2009	2010	2009

Audit Fees (a)	$505,000	$480,000	$38,000	$299,000
Audit-related Fees (b)	100,000	—	85,500	3,500
Tax Fees (c)	—	—	—	36,525

Total	$605,000	$480,000	$123,500	$339,025

(a)

Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(b)

Audit-related fees primarily comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements in connection with public securities offerings.

(c)	The 2010 and 2009 tax fees are for professional services rendered in connection with tax compliance and preparation relating to the Company’s tax audits.

(d)	Represents fees accrued or paid to KPMG LLP as the Company’s former independent registered public accounting firm.

AUDIT COMMITTEE REPORT

     The Audit Committee operates pursuant to a charter that was originally adopted by the Board of Directors on May 18, 2000, as amended on November 15, 2001, and further amended and restated on November 21, 2003, and amended on March 15, 2005 and March 11, 2009. The role of the Audit Committee, as set forth in its charter, is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function and to prepare this report. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and the Federal securities laws and the rules and regulations promulgated thereunder.

     The charter is available on the Company’s website at www.sterlingbancorp.com/ir/AuditCommitteeCharter.pdf.

     As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and the effectiveness of internal control over financial reporting. Management is responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and annually auditing the Company’s effectiveness of internal control over financial reporting in accordance with the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 5., An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.

     In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T and currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB and currently in effect, and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management in accordance with the applicable rules and regulations of the SEC and PCAOB implementing the auditor independence requirements prescribed by the Sarbanes-Oxley Act of 2002. Any non-audit services performed by the independent registered public accounting firm have been specifically pre-approved by the Audit Committee.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by the Company for accounting, financial management, internal control, or to set auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate (i) accounting and financial reporting principles and policies designed to assure compliance with accounting standards and applicable standards and applicable laws and regulations or (ii) internal control over financial reporting. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s independent registered public accounting firm is in fact “independent.”

     The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the Securities and Exchange Commission.

Dated: February 23, 2011

Henry H. Humphreys, Chair	Joseph M. Adamko	Robert W. Lazar	Eugene T. Rossides

Transactions with the Company and Other Matters

     From time to time, officers and directors of the Company and their family members or associates have purchased, or may purchase, short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank and its mortgage subsidiary also make loans from time to time to related interests of directors and executive officers. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Security Ownership of Directors and Executive Officers and Certain Beneficial Owners

     The following table sets forth, as of February 16, 2011, holdings of the Company’s Common Shares by each present director and each of the executive officers named in the Summary Compensation Table on page 15 and by all directors and executive officers as a group. The Common Shares are traded on the New York Stock Exchange and the closing price on February 16, 2011 was $10.20 per share.

Name	Number and Nature of Common Shares Beneficially Owned(1)(2)	% of Outstanding Common Shares

Robert Abrams	44,685	*
Joseph M. Adamko	25,768	*
Louis J. Cappelli	799,491	2.97
Fernando Ferrer	12,882	*
Allan F. Hershfield	26,396	*
Henry J. Humphreys	26,461	*
Robert W. Lazar	14,545	*
Carolyn Joy Lee	6,000	*
John C. Millman	425,780	1.58
Eugene T. Rossides	11,725	*
John W. Tietjen	127,370	*
Howard M. Applebaum	75,115	*
Eliot Robinson	54,584	*

All directors and executive officers as a group (13 in group)	1,650,802	6.10

*	Less than 1%

(1)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any Common Shares that such person or group has the right to acquire within 60 days after February 16, 2011. For purposes of computing the percentage of outstanding Common Shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after February 16, 2011 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. For information regarding the accelerated vesting and exercisability of options held by two executive officers and all non-employee directors, see the “Outstanding Equity Awards” table on page 16 and “Director Fees and Equity Compensation” on page 25.

(2)

Each director and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Millman, Tietjen, Applebaum, and Robinson, shares shown as owned include, respectively, 68,221, 14,984, 2,618 and 10,874 Common Shares held in 401(k) plans as to which they have power to direct the vote. The shares shown as owned include as to Messrs. Abrams, Adamko, Ferrer, Hershfield, Humphreys, Lazar and Rossides, 4,725 Common Shares each; as to Messrs. Cappelli, Millman, Tietjen, Applebaum, and Robinson, 47,250, 37,800, 37,800, 29,400, and 24,675 Common Shares, respectively, and as to all directors and executive officers as a group, 210,000 Common Shares covered by outstanding share options exercisable within 60 days.

     In addition, the shares shown as owned by Mr. Abrams include 1,600 Common Shares owned by a member of his immediate family, beneficial ownership of which he disclaims. The shares shown as owned by Mr. Adamko include 2,832 Common Shares owned by his wife, beneficial ownership of which he disclaims. The shares shown as owned by Mr. Cappelli include 711 Common Shares owned by his wife, beneficial ownership of which he disclaims, 6,602 shares owned indirectly in an Individual Retirement Account, and 450,000 Common Shares owned by the Louis J. Cappelli 2009 Grantor Retained Annuity Trust, as to which Mr. Cappelli currently has no voting power or investment power. The shares shown as owned by Mr. Millman include 7,477 shares owned indirectly in an Individual Retirement Account, 291 Common Shares owned by his wife and 1,197 Common Shares owned by his wife’s Individual Retirement Account, beneficial ownership of which he disclaims. The shares shown as owned by Mr. Applebaum include 3,343 shares owned indirectly in an Individual Retirement Account.

     The following table sets forth the persons or groups known to the Company to be the beneficial owner of more than five percent of the outstanding Common Shares based upon information provided by them to the Company as of February 16, 2011.

Name and Address	Number and Nature of Common Shares Beneficially Owned(1)	Approximate Percentage of Class

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,329,432(2)	8.68

Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, Minnesota 55474	1,944,563(3)	7.24

(1)	See Footnote 1, page 29, for definition of “beneficial ownership.”

(2)	The number and nature of the Common Shares beneficially owned are set forth in a statement on Scheduled 13G filed with the SEC on February 8, 2011 by BlackRock, Inc.

(3)	The number and nature of the Common Shares beneficially owned are set forth in a statement on Scheduled 13G filed with the SEC on February 11, 2011 by Ameriprise Financial, Inc.

     Except as set forth above, the Company does not know of any person that owns more than five percent of any class of the Company’s voting securities.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely on the review of the Forms 3, 4, and 5 furnished to the Company and certain representations made to the Company, the Company believes that there were no filing deficiencies in 2010 under Section 16(a) of the Securities Exchange Act of 1934 by its directors, executive officers, and 10 percent holders.

     On March 9, 2011, the Company issued and sold 4,025,000 Common Shares, par value $1.00 per share. The 4,025,000 Common Shares were registered under the Securities Act of 1933, as amended, pursuant to effective shelf registration statements on Form S-3 (File Nos. 333-158115 and 333-171844). As a result, of such date, the total number of outstanding shares increased to 30,865,763 Common Shares and the percentage of ownership of directors and executive officers, as well as the owners of five percent or more, of the Common Shares will change.

2 — PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has appointed Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year 2011 and the Board of Directors recommends that shareholders ratify such appointment at the Annual Meeting.

     Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution ratifying the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm is rejected by the shareholders, then the Audit Committee may reconsider its choice of independent registered public accounting firms. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Proxies in the form solicited hereby that are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholder.

     Representatives of Crowe Horwath LLP are expected to attend the Annual Meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

3 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The Company believes that its compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

     In response to market turmoil that began in 2007, the EESA was enacted on October 3, 2008. Pursuant to authority under EESA, the U.S. Treasury created the TARP CPP under which the U.S. Treasury was authorized to invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies. On December 23, 2008, the Company issued preferred shares and a warrant to purchase its common shares to the U.S. Treasury as a participant in the TARP CPP.

     On February 17, 2009, President Obama signed ARRA into law. ARRA requires, among other things, every participant in the TARP CPP to permit a non-binding shareholder vote to approve the compensation of the participant’s executives. The Company is providing a vote on this proposal as required pursuant to the requirements of EESA, ARRA and rules of the SEC promulgated under the Securities Exchange Act of 1934, as amended. Accordingly, the Company is asking you to approve the compensation of the Company’s named executive officers as described under “Executive Compensation – Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Under ARRA, your vote is advisory and will not be binding upon the Board; however, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements. Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Such broker non-votes, as well as votes to “Abstain,” are not considered votes cast and therefore will have no effect on the vote on this matter. The favorable vote of a majority of the votes cast will constitute approval of this advisory proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR
PROXY FOR THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS,
INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS,

THE EXECUTIVE COMPENSATION TABLES AND THE RELATED DISCLOSURE
CONTAINED IN THE PROXY STATEMENT.

4 — APPROVAL OF THE STERLING BANCORP KEY EXECUTIVE INCENTIVE BONUS PLAN

     In 2001, the Board of Directors of the Company adopted, and shareholders at the 2001 annual meeting approved, the material terms of the Sterling Bancorp Key Executive Incentive Bonus Plan, and the Incentive Plan became effective as of March 8, 2001. The Incentive Plan was reapproved by the Board of Directors in 2006 and by the shareholders at the 2006 annual meeting. The purpose of the Incentive Plan is to ensure that bonus payments made to certain key executive employees of the Company will be tax deductible to the Company under the Code.

     The Incentive Plan is designed to provide incentive compensation for designated officers and/or key executives of the Company which is directly related to the performance of the Company and of such employees. Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to their chief executive officer or any of their three highest compensated officers (other than the chief executive officer and chief financial officer) unless such payments are “performance-based” in accordance with the conditions specified under Section 162(m) of the Code and the related Treasury Regulations. One of those conditions requires the Company to obtain shareholder approval of the material terms of the performance goals set by a committee of outside directors. In addition, if such committee has the authority to change the targets under a performance goal after shareholder approval of the goal, the material terms of the performance goals must be disclosed and reapproved by shareholders no later than five years after such shareholder approval was first obtained. Under the terms of the Incentive Plan, the Compensation Committee has the authority to establish performance goals each year based on certain objective performance criteria set forth in the Incentive Plan. For this reason, the Board of Directors is recommending that the shareholders reapprove the material terms of the Incentive Plan as described below, which are substantially the same terms that were approved by shareholders in 2006. The Incentive Plan has been amended to comply with Section 409A of the Code and TARP CPP. Subject to such approval, and if the applicable performance goals are satisfied, this proposal would enable the Company to continue to pay “performance-based” compensation to named executive officers of the Company and to obtain federal income tax deductions for such payments, without regard to the limitations of Section 162(m) of the Code. Sterling Bancorp will be prohibited from paying or accruing any bonus, retention award or incentive compensation until the provisions of TARP CPP are no longer applicable to Sterling Bancorp.

Summary of the Incentive Plan

     The following description of the Incentive Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is attached as Annex A to this proxy statement.

Administration

     The Incentive Plan is administered by a committee that is selected by the Board and is composed of two or more members of the Board, each of whom is required to be an “outside director” (within the meaning of Section 162(m) of the Code). The Board has designated the Compensation Committee of the Board to act as such committee. The Committee has all the authority that may be necessary or appropriate to enable it to discharge its responsibilities with respect to the Incentive Plan, including authority to determine the eligibility for participation, establish the maximum award that may be earned by each participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each participant, calculate and determine each participant’s award based upon such level of attainment. Except as otherwise specifically limited in the Incentive Plan, the Committee has full power and authority to construe, interpret and administer the Incentive Plan.

Maximum Award

     The Incentive Plan provides that the maximum 162(m) bonus award payable for any fiscal year to an eligible participant is $2 million.

Eligibility

     The Incentive Plan provides that the Committee shall designate for each “Performance Period” (which is the period during which the performance is measured to determine the level of an award) which officers and key executives of the Company and its subsidiaries, if any, will be eligible for awards. The Performance Period is the fiscal year of the Company, which is currently the calendar year.

Bonus Awards and Performance Goals

     The Committee will establish for each Performance Period a maximum award (and, if the Committee so determines, a target and/or threshold award) and goals relating to the Company, subsidiary, divisional department and/or functional performance for each participant (the “Performance Goals”) within the time frame permitted under Section 162(m) of the Code (the first 90 days of the Company’s fiscal year) and communicate such Performance Goals to each participant. Participants will earn bonus awards based only upon the attainment of the applicable Performance Goals during the applicable Performance Period.

     The Performance Goals for named executive officers will be based on attainment of specific levels of performance of the Company (or of a subsidiary, division, department or function thereof) with reference to one or more of the following criteria:

(i)	earnings (as measured by return on equity, return on assets, net interest margin, net income, earnings per share and/or other comparable criteria);

(ii)	capital (as measured by ratio of equity to assets, risk adjusted capital ratio, tangible common equity, book value, book value per share and/or other comparable criteria);

(iii)	asset quality (as measured by ratio of nonperforming assets to assets, ratio of reserves to non performing assets, ratio of reserves to loans and/or other comparable criteria);

(iv)	liquidity (as measured by ratio of one year gap to assets, ratio of loans to deposits and/or other comparable criteria); or

(v)

other performance measures (as measured by ratio of non-interest income to assets, ratio of transaction account deposits to total deposits, regulatory achievements, maintenance or increase in market share, ratio of non-interest income to gross revenues and/or other comparable criteria).

     As soon as practicable following the end of the applicable Performance Period, the Committee will certify the attainment of the Performance Goals and will calculate the bonus award, if any, payable to each participant. Bonus awards will be paid in a lump sum cash payment as soon as practicable following the determination of the amount thereof by the Committee. The Committee retains the right to reduce any bonus award, in its discretion. Bonus awards are subject to clawback if the Committee determines that payment was based upon materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

     If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render the performance criteria to be unsuitable, the Committee may modify such performance criteria or the related minimum acceptable level of achievement as the Committee deems appropriate or equitable. However, no such modification shall be made if the effect would be to cause a bonus award to fail to qualify for such exception.

Amendment to Plan

     The Company may amend, suspend or terminate the Incentive Plan, at any time, provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending bonus awards that are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code to cease to qualify for such exception.

Required Vote

     The Treasury Regulations promulgated under Section 162(m) of the Code require the affirmative vote of a majority of the votes cast to approve the Incentive Plan. Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Such broker non-votes, as well as votes to “Abstain,” are not considered votes cast and therefore will have no effect on the vote on this matter. The favorable vote of a majority of the votes cast will constitute the approval of the amendments to the Incentive Plan.

New Plan Benefits

     The benefits under the Incentive Plan for each of our named executive officers are not currently determinable and until TARP CPP is repaid, none of our named executive officers will be eligible to receive a bonus under the Incentive Plan. Similarly, since the Company was also subject to the ARRA standards in 2010, no bonuses would have been payable to our named executive officers had the Incentive Plan been in place in 2010.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE
APPROVAL OF THE STERLING BANCORP KEY EXECUTIVE INCENTIVE BONUS PLAN

5 — PROPOSAL TO AMEND STERLING BANCORP’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

     The Board of Directors has unanimously approved and declared advisable, and recommends that shareholders approve an amendment to the Restated Certificate of Incorporation of Sterling Bancorp, as amended (the “Certificate of Incorporation”), to increase the number of Common Shares authorized for issuance from 50,000,000 to 100,000,000 shares. The Sterling Bancorp Board of Directors believes that this proposal is in the best interests of Sterling Bancorp and its shareholders and recommends a vote “FOR” the proposed amendment.

     Currently, ARTICLE FOURTH, paragraph (1) of the Certificate of Incorporation states:

          ARTICLE FOURTH: (1) The aggregate number of shares which the Corporation shall have the authority to issue is 50,644,389 divided into 644,839 Preferred Shares of the par value of $5.00 per share, and 50,000,000 Common Shares of par value of $1.00 per share.

     The proposed amendment would revise ARTICLE FOURTH, paragraph (1) of the Certificate of Incorporation to state:

          ARTICLE FOURTH: (1) The aggregate number of shares which the Corporation shall have authority to issue is 100,644,389 divided into 644,389 Preferred Shares with the par value of $5 per share and 100,000,000 Common Shares with the par value of $1 per share.

     No other change to the Certificate of Incorporation will be made by the proposed amendment.

Required Vote

     Approval of the proposal requires the affirmative vote of a majority of holders of Common Shares outstanding and entitled to vote at the annual shareholders meeting. Your broker is entitled to vote your shares on this matter if no instructions are received from you. If your broker nonetheless chooses not to vote your shares, however, any such broker non-vote, as well as a vote to “Abstain,” will have the effect of a vote “Against” this matter.

Purpose and Effect of the Amendment

     As of February 18, 2011, Sterling Bancorp had 26,840,763 outstanding Common Shares, 4,297,782 Common Shares held in Treasury, and 3,521,071 Common Shares were reserved for issuance to directors and employees under various compensation and benefits plans, with the remaining 15,340,384 Common Shares being authorized, unissued, and unreserved shares available for other corporate purposes. Sterling Bancorp is authorized to issue up to 644,389 shares of preferred stock $5 par value, in one or more series. As of the record date, 42,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, liquidation preference of $1,000 per share, were issued and outstanding, as more fully described in Note 14 of the Company’s Annual Report on Form 10-K for fiscal year 2010.

     The Board of Directors considered the proposed increase in the number of authorized Common Shares desirable to give the Board the necessary flexibility to issue Common Shares in connection with share dividends, share splits, mergers, acquisitions, financing corporate activities, employee benefits and for other general corporate purposes. Without an increase in the number of authorized shares, the number of available shares for issuance may be insufficient to consummate one or more of the above transactions or purposes. Sterling Bancorp currently does not have any plans to issue or reserve additional Common Shares.

     Increasing the number of Common Shares that Sterling Bancorp is authorized to issue would give Sterling Bancorp additional flexibility. On December 23, 2008, Sterling Bancorp reserved 516,817 Common Shares for the exercise of the TARP CPP warrant issued to the U.S. Treasury. On March 19, 2010, Sterling Bancorp conducted a public offering resulting in the sale of 8,625,000 Common Shares. On March 9, 2011, Sterling Bancorp issued an additional 4,025,000 Common Shares in a public offering. Due to such issuances and reservation for issuance and issuance and reservation for issuance in connection with the grant of restricted stock awards to executive officers and stock option awards to independent directors in 2010, the Common Shares available for further issuance have been reduced from 27,280,764 as of December 31, 2008 to 11,315,384 as of immediately after the closing of the March 2011 public offering of Common Shares.

     Approving an increase in the number of authorized shares at this time would enable Sterling Bancorp to take advantage of market conditions and favorable opportunities at the time they occur, without the expenses and delay incidental to obtaining shareholder approval of an amendment to the Certificate of Incorporation increasing the number of authorized shares, except as may be required as described below for a particular issuance. Authorized, unissued, and unreserved Common Shares may be issued from time to time for any proper purpose without further action of the shareholders, except as may be required by the Certificate of Incorporation, applicable law, rule or regulation or the listing requirements for the NYSE, on which the Common Shares are listed.

     Each Common Share authorized for issuance would have the same rights and is identical in all respects with each other Common Share and any Common Share currently outstanding. The newly authorized Common Shares will not affect the rights, such as voting and liquidation rights of the existing Common Shares currently outstanding. Under the laws of the State of New York and the Certificate of Incorporation, Sterling Bancorp’s shareholders do not have pre-emptive rights. Therefore, should the Board of Directors elect to issue additional Common Shares, existing shareholders would not have any preferential rights to purchase those shares and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current shareholders, depending on the particular circumstances in which the additional Common Shares are issued. The Board of Directors does not intend to issue any additional Common Shares except on terms that it deems to be in the best interests of Sterling Bancorp and its shareholders.

     The ability of the Board of Directors to issue additional Common Shares without shareholder approval may be deemed to have an anti-takeover effect because the Board of Directors could issue unissued and unreserved Common Shares in circumstances that may have the effect of deterring takeover bids by making a potential acquisition more expensive, otherwise thwarting or complicating efforts of a third party to attempt to gain control of the Company, or limiting the opportunity for shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a takeover proposal. However, the Board is not aware of any attempts to take control of the Company and has not presented this matter to the shareholders with the intent that it be utilized as an anti-takeover device.

     If the proposed amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to Sterling Bancorp’s Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of New York. However, if Sterling Bancorp’s shareholders approve the proposed amendment, the Board retains discretion under New York law not to implement the proposed amendment. If the Board were to exercise such discretion, the number of authorized shares would remain at current levels.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR
PROXY FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES.

GENERAL

2012 Annual Meeting

     Any shareholder who may desire to submit a proposal under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the Company’s proxy and proxy statement for the 2012 Annual Meeting of Shareholders, currently scheduled to be held on May 3, 2012, must present such proposal in writing to the Company at 650 Fifth Avenue, New York, New York 10019-6108, Attention: Debra A. Ashton, Corporate Secretary, no later than the close of business on December 6, 2011. Under the Company’s Bylaws, any shareholder who desires to submit a proposal outside of the process provided by the SEC’s shareholder proposal rule (Rule 14a-8) or desires to nominate a director at the 2012 Annual Meeting of Shareholders must provide timely notice thereof in the manner and form required by the Company’s Bylaws by March 4, 2012 (but not before February 3, 2012). If the date of the 2012 Annual Meeting should change, such deadlines under the Company’s Bylaws would also change.

Other

     Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Board of Directors’ recommendations.

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies by personal interview, telephone, or electronic mail. The Company reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $4,000, plus expenses, for these services.

     The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 2010 accompanies this proxy statement.

     The Company files with the SEC an Annual Report on Form 10-K. A copy of the report for the fiscal year ended December 31, 2010, including the financial statements and schedules thereto, will be furnished, without charge, to any shareholder sending a written request therefor to John W. Tietjen, Executive Vice President and Chief Financial Officer, Sterling Bancorp, 650 Fifth Avenue, New York, New York 10019-6108.

     As permitted by applicable law, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement.

     The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations, at our corporate offices, 650 Fifth Avenue, New York, New York 10019-6108 or by telephone at (212) 757-3300.

     Shareholders who share an address can request the delivery of separate copies of future stockholder materials upon written request which should be directed to Investor Relations, at our corporate offices, 650 Fifth Avenue, New York, New York 10019-6108 or by telephone at (212) 757-3300.

STERLING BANCORP

Dated: April 4, 2011

NOTICE OF INTERNET AVAILABILITY

     The Company’s proxy statement and annual report are available over the Internet at www.sterlingbancorp.com/proxy.

STERLING BANCORP
650 Fifth Avenue, New York, New York 10019-6108

Annex A

STERLING BANCORP

KEY EXECUTIVE INCENTIVE BONUS PLAN

I.	Purpose

          The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

II.	Definitions

          “Board” means the Board of Directors of the Company or the Executive Committee thereof.

          “Bonus Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Articles IV and V.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.

          “Company” means Sterling Bancorp and each of its subsidiaries.

          “Designated Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article XIII hereof to receive the amount, if any, payable under the Plan upon the Participant’s death.

          “162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VII.

          “Participant” means any officer or key executive designated by the Committee to participate in the Plan.

          “Performance Criteria” means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives, described as such objectives relate to

Company-wide objectives or of the subsidiary, division, department or function with the Company or subsidiary in which the Participant is employed:

(i)	earnings (as measured by return on equity, return on assets, net interest margin, net income, earnings per share and/or other comparable criteria);

(ii)	capital (as measured by ratio of equity to assets, risk adjusted capital ratio, tangible common equity, book value, book value per share and/or other comparable criteria);

(iii)	asset quality (as measured by ratio of nonperforming assets to assets, ratio of reserves to non performing assets, ratio of reserves to loans and/or other comparable criteria);

(iv)	liquidity (as measured by ratio of one year gap to assets, ratio of loans to deposits and/or other comparable criteria); or

(v)

other performance measures (as measured by ratio of non-interest income to assets, ratio of transaction account deposits to total deposits, regulatory achievements, maintenance or increase in market share, ratio of non-interest income to gross revenues and/or other comparable criteria).

Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria. The Performance Criteria may be measured against peer group average performance.

          If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or the performance criteria would produce excessive or unnecessary risk to the institution, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

          “Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company.

          “Plan” means the Sterling Bancorp Key Executive Incentive Bonus Plan.

          “TARP Standards” means the TARP Standards for Compensation and Corporate Governance imposed pursuant to the Emergency Economic Stabilization Act of 2008, as amended, and the regulations thereunder.

III.	Eligibility

          Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.	Administration

          The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

          Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article XVI. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

V.	Bonus Awards

          The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made. Bonus Awards will be based on an annual calendar year performance period or such other period as the Committee may determine, provided that the performance period of any 162(m) Bonus Award will comply with the requirements of Section 162(m) of the Code. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award to be made to each Participant.

VI.	Payment of Bonus Awards

          Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. Payment of Bonus Awards shall be made in the form of cash. Bonus Award amounts earned but not yet paid will not accrue interest. Bonus Awards shall be paid by March 15 of the calendar year following the year in which the Performance Period closes (or such later date as permitted by applicable tax rules), after the determination of the amount thereof by the Committee.

VII.	162(m) Bonus Awards

          Unless determined otherwise by the Committee, each Bonus Award, awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

          1. No 162(m) Bonus Award may be paid unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

          2. A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code)

          3. The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

4. No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

5. The maximum amount of a 162(m) Bonus Award is $2.0 million to a single Participant.

VIII.	Termination of Employment

          A Participant shall be eligible to receive payment of his or her Bonus Award earned during a Performance Period, so long as the Participant is employed on the last day of such Performance Period, notwithstanding any subsequent termination of employment prior to the actual payment of the Bonus Award. In the event of a Participant’s death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary or, if there is none living, to the estate of the Participant.

IX.	Reorganization or Discontinuance

          The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

          If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Participants then entitled thereto.

X.	Non-Alienation of Benefits

          A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

XI.	No Claim or Right to Plan Participation

          No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

XII.	Taxes

          The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

XIII.	Designation and Change of Beneficiary

          Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

XIV.	Payments to Persons Other Than the Participant

          If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefore.

XV.	No Liability of Committee Members

          No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

XVI.	Termination or Amendment of the Bonus Plan

          The Committee may amend, suspend or terminate the Bonus Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

XVII.	Unfunded Plan

          Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

          The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVIII.	Governing Law

          The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

XIX.	Section 409A of the Internal Revenue Code

          It is the Company’s intent that the Plan complies with or be exempt from the requirements of Section 409A and that the Plan be administered and interpreted accordingly. If and to the extent that any payment or benefit under the Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a

Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant’s separation from service (or earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to the Participant (plus interest at the applicable federal rate as defined in Section 1274(d) of the Code) in a lump sum on the date that is six months and one day after the Participant’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A.

XX.	Compliance with Laws

          During the period where any obligation of the Company arising from its receipt of financial assistance under the Troubled Asset Relief Program remains outstanding (except for any period during which the federal government only hold warrants to purchase common stock of the Company), the Plan is intended to comply with, and shall be interpreted and administered consistent with, the TARP Standards. The Plan is intended to comply with, and shall be interpreted and administered consistent with, any applicable banking rules and regulations relating to compensation.

XXI.	Clawback

          If, following the payment of any bonus, the Committee determines that such payment was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria, the Company shall be entitled to receive, and the Participant shall be obligated to pay to the Company immediately upon demand therefor, the portion of the bonus that the Committee determines was not earned.

XXII.	Effective Date

          The effective date of the Plan is March 24, 2011.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Sterling Bancorp

INTERNET
http://www.proxyvoting.com/stl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 96880

▼	FOLD AND DETACH HERE	▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.	Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

		FOR	WITHHOLD
		All Nominees	For all Nominees	*EXCEPTIONS

1.	ELECTION OF DIRECTORS	☐	☐	☐

	01 Robert Abrams,	02 Joseph M. Adamko,
	03 Louis J. Cappelli,	04 Fernando Ferrer,
	05 Allan F. Hershfield,	06 Henry J. Humphreys,
	07 Robert W. Lazar,	08 Carolyn Joy Lee,
	09 John C. Millman,	10 Eugene Rossides

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment by the Audit Committee of the Board of Directors of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year 2011.	☐	☐	☐
3.	Advisory approval of the compensation of the Company’s named executive officers.	☐	☐	☐
4.

Proposal to reapprove the Sterling Bancorp Key Executive Incentive Bonus Plan, which was originally approved by the Company’s shareholders in 2001 and reapproved in 2006, the material terms of which are described in the accompanying Proxy Statement.

		☐	☐	☐
5.	Proposal to amend the Certificate of Incorporation of Sterling Bancorp to increase the number of authorized common shares of Sterling Bancorp from 50,000,000 to 100,000,000 shares.	☐	☐	☐
6.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE MANNER DIRECTED HEREIN. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

RESTRICTED AREA - SCAN LINE	Mark Here for Address Change or Comments SEE REVERSE	☐

Please mark, date, and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

Signature ________________________________________ Signature ________________________________________ Date _____________________

STERLING BANCORP
650 Fifth Avenue
New York, New York 10019

To the Shareholders of Sterling Bancorp:

A Reminder

          Please complete the enclosed Proxy and return it in the postage paid envelope, or vote via the toll free telephone number or via the Internet, as instructed on the Proxy.

The Company’s proxy statement and annual report are available over the
Internet at www.sterlingbancorp.com/proxy.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

The Company’s proxy statement and annual report are available over the Internet at
www.sterlingbancorp.com/proxy.

▼ FOLD AND DETACH HERE ▼

PROXY
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS
STERLING BANCORP
ANNUAL MEETING OF SHAREHOLDERS, THURSDAY, MAY 5, 2011

          The undersigned appoints Louis J. Cappelli, Allan F. Hershfield and Henry J. Humphreys, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on Thursday, May 5, 2011, at The University Club, One West 54th Street, New York, New York 10019, at 10:00 A.M. Eastern Time and all adjournments thereof, hereby revoking any proxy heretofore given.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE
WO#
(Continued and to be marked, dated and signed, on the other side)	96880

RESTRICTED AREA - SIGNATURE LINE